UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

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Arrow Financial Corporation
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ARROW FINANCIAL CORPORATION
250 Glen Street
Glens Falls, New York 12801

March 25, 2016

Dear Shareholder:

You are cordially invited to attend the Arrow Financial Corporation Annual Meeting of Shareholders on May 4, 2016, at
9 a.m. at the Charles R. Wood Theater in downtown Glens Falls, New York.

The meeting will begin with a review of all voting matters and feature a short presentation on the Company. Additional details about the meeting and voting instructions can be found in the Notice of 2016 Annual Meeting of Shareholders and related Proxy Statement.

The past year included a number of important milestones and highlights for our Company. We would like to take this opportunity to note a few of these achievements, which set us apart from our peers:

•
Profitability: We reported excellent profitability for 2015, as represented by record net income for the year as well as 11.86% return on average equity, 1.05% return on average assets and 13.50% return on tangible equity at year-end.

•
Shareholder Value: Diluted earnings per share for 2015 were a record $1.91, and shareholders’ equity reached a record high. In addition, cash dividends paid to shareholders effectively increased 2% in 2015, as we distributed a 2% stock dividend in September.

•
Loan Growth: Our loan portfolio rose 11.4% in 2015 to a record high at year-end, due to growth in all three of our major segments: automobile, commercial, and residential real estate. In addition, we continued to have excellent asset quality, as measured by low levels of charge-offs and non-performing assets.

•
Expansion: In September, our banking subsidiary Saratoga National Bank and Trust Company opened its ninth office, located in Troy, New York, marking our entry into Rensselaer County and further establishing our presence in the Capital Region.

•
Industry Recognition: In 2015 we were named one of “America’s 50 Most Trustworthy Companies” by Forbes for the second year in a row, named a “Mid-Tier Performer” by American Banker magazine, and awarded the Raymond James Community Bankers Cup for financial performance.

We are proud of our performance and these accomplishments. For a better understanding of our Company, including its compensation practices and corporate governance structure, please review our proxy materials. We hope you will vote, whether or not you plan to attend the Annual Meeting. It is important to us that your shares are represented.

Thank you for your investment in Arrow Financial Corporation.

Sincerely,

/s/ Thomas L. Hoy            /s/ Thomas J. Murphy

Thomas L. Hoy                Thomas J. Murphy
Chairman of the Board            President and Chief Executive Officer

ARROW FINANCIAL CORPORATION
250 Glen Street
Glens Falls, New York 12801

NOTICE OF 2016 ANNUAL MEETING OF SHAREHOLDERS

March 25, 2016

To the Shareholders of Arrow Financial Corporation:

The Annual Meeting of Shareholders of Arrow Financial Corporation, a New York corporation, will be held at the
Charles R. Wood Theater, located at 207 Glen Street in Glens Falls, New York 12801, on Wednesday, May 4, 2016, beginning at 9 a.m. local time, to consider and vote upon the following matters, as described more fully in the Proxy Statement attached to this Notice:

1.	The election of four Class C Directors to three-year terms.

2.	Ratification of the selection of KPMG LLP as our independent auditor for 2016.

3.	Any other business that may properly come before the 2016 Annual Meeting, or any adjournment or postponement thereof.

Shareholders of record as of the close of business on March 7, 2016, will be entitled to vote at the 2016 Annual Meeting, or any adjournment or postponement thereof. To vote, please follow the instructions in the Notice of Internet Availability of Proxy Materials or the Proxy Statement. If you wish to receive a printed copy of our Proxy Statement and Annual Report on Form 10-K for the year ended December 31, 2015, please follow the instructions in the Notice of Internet Availability of Proxy Materials to request that a copy be provided to you. The Proxy Statement and Annual Report will be mailed within three business days of receipt of your request. Those shareholders who have previously requested printed or electronic copies of our proxy materials will receive a printed or electronic copy, as applicable.

Please ensure that your shares are voted properly at the 2016 Annual Meeting, as your vote is important. If you plan to attend our Annual Meeting, we ask that you also complete the attendance section on your proxy card. See the attached Proxy Statement for more information on how to vote your shares. Thank you.

By Order of the Board of Directors,

/s/ Suzanna M. Bernd

Suzanna M. Bernd
Corporate Secretary

ARROW FINANCIAL CORPORATION
250 Glen Street
Glens Falls, New York 12801

PROXY STATEMENT TABLE OF CONTENTS

ARROW FINANCIAL CORPORATION
250 Glen Street
Glens Falls, New York 12801

PROXY STATEMENT

General Voting Information

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the “Board”) of Arrow Financial Corporation (the “Company”), a New York corporation, of proxies to be voted at the 2016 Annual Meeting of Shareholders (the “Annual Meeting”) to be held May 4, 2016, at 9 a.m. local time, at the Charles R. Wood Theater, 207 Glen Street, Glens Falls, New York 12801, or at any adjournment or postponement thereof.

The release of the Notice of Internet Availability of Proxy Materials, the Notice of 2016 Annual Meeting of Shareholders, the Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2015 (collectively, the “Proxy Materials”), is scheduled to begin on March 25, 2016, to shareholders of record as of close of business on March 7, 2016. As of March 7, 2016, there were 13,000,580 shares outstanding entitled to vote and each share is entitled to one vote at the Annual Meeting.

To vote, please follow the instructions in the Notice of Internet Availability of Proxy Materials or the other Proxy Materials if you received printed copies. If you wish to receive a printed copy of the Proxy Materials, please follow the instructions in the Notice of Internet Availability of Proxy Materials to request that a copy be provided to you. The Proxy Materials will be mailed within three business days of receipt of your request. Shareholders who have previously requested printed or electronic copies of our Proxy Materials will receive a printed or electronic copy, as applicable.

Please be sure that your shares are represented at the Annual Meeting by completing and submitting your proxy by telephone, online or by requesting and returning a completed paper proxy card. Please see the Additional Voting Information section of this Proxy Statement for more information on how to vote.

Voting Item 1 – Election of Directors

Summary and Board Recommendation:

Our Board of Directors is divided into three classes (A, B and C), with one class to be elected at each Annual Meeting of Shareholders for a term of three years. Currently, our Board has 13 members: five Class A Directors, four Class B Directors and four Class C Directors. Following the Annual Meeting, long-time Director Elizabeth O’Connor Little, a
Class A Director, will retire, having reached the mandatory retirement age established under our Bylaws. The Board anticipates reconstituting from 13 to 12 members, with four Directors serving in each of the three classes.

Item 1 at the Annual Meeting is the election of four Class C Directors to three-year terms expiring at the 2019 Annual Meeting of Shareholders and/or until their successors are elected and qualified. The Board has nominated for election as Class C Directors our four current Class C Directors: Tenée R. Casaccio, Gary C. Dake, Thomas L. Hoy and
Colin L. Read.

All four nominees were unanimously recommended by the Governance Committee of our Board, have been determined to be qualified and have consented to serve if elected. In addition, three of our nominees qualify as independent. For a discussion of independence of all existing Board members, including the nominees, please see “Director Independence” in the Corporate Governance section. The Board has no reason to believe that any of these nominees will decline or be unable to serve if elected. Under applicable law and the Company’s By-Laws, Directors are elected by a plurality of the shares voted at the Annual Meeting, meaning the nominees receiving the most “For” votes will be elected. For additional information regarding the vote requirements for Item 1 and a description of the Company’s Majority Voting Policy with respect to the election of Directors, please see the Additional Voting Information section.

•	Vote Recommendation: Your Board recommends you vote “For” each of the Board’s four nominees for
Class C Director: Tenée R. Casaccio, Gary C. Dake, Thomas L. Hoy and Colin L. Read.

Director Nomination Process:

The Governance Committee is responsible for identifying and recommending to the full Board suitable nominees to serve as Director, including the renomination of incumbent Directors. Director nominees are selected based upon the following criteria: the candidate’s particular strengths, such as knowledge, skill, experience and expertise; the objective of achieving certain characteristics for the Board as a group, such as diversity of background, occupation, viewpoint and gender; and a balance among age groups from those who are in mid-career to those nearing or recently entered into retirement. Additionally, the Governance Committee will not generally recommend a new candidate for nomination unless the candidate has demonstrated notable leadership and accomplishment in business, higher education, politics or cultural endeavors. The Governance Committee further assesses a candidate’s understanding of the regulatory and policy environment in which the Company does business and his or her interest in the communities served by the Company. Other factors include a candidate’s personal character, integrity and financial acumen. For candidates with prior experience as a Director of the Company or one of its subsidiaries, his or her service record will be an important factor in evaluating the desirability of his or her continuing service as a Director. Generally, Directors may not serve on the boards of more than two other public companies and may not serve on the board of any other public company whose principal business is financial services.

To identify new candidates for Director, the Governance Committee will employ its own search protocols, seek suggestions from Management and consider any Director nominee proposals it properly receives from shareholders. The same screening process is applied to all suggested candidates, regardless of the source. The Board will give substantial weight to the recommendations of the Governance Committee in selecting nominees for election as Directors and in its appointment of Directors to fill vacancies. Under normal circumstances, the Board will not select nominees, including incumbent Directors, who have not been recommended by a majority of the members of the Governance Committee. For information on how shareholders may participate in the Director nomination process, see “Shareholder Submissions of Director Nominees” in the Additional Shareholder Information section.

Nominee and Continuing Director Biographies:

We have prepared the following biographies to provide shareholders with detailed information about each Director, including his or her area of strength. No specific minimum qualification standards have been established.

Ü Class C Nominees (terms to expire in 2019, if elected)

•	Tenée R. Casaccio, AIA, age 50, has been a Director of the Company since December 2013 and a Director of the Company’s subsidiary bank, Glens Falls National Bank and Trust Company (“GFNB”), since 2010.
Ms. Casaccio has served as President of JMZ Architects and Planners, PC, a New York State-certified Women-Owned Business in Glens Falls, since 2009. She earned a Bachelor of Architecture degree from Virginia Tech and holds licenses to practice architecture in New York and several other states. Ms. Casaccio has been with JMZ Architects since 1993. She has significant executive experience and a strong understanding of the New York State business climate.

•
Gary C. Dake, age 55, has been a Director of the Company since 2003 and a Director of the Company’s subsidiary bank, Saratoga National Bank and Trust Company (“SNB”), since 2001. Mr. Dake is President of Stewart’s Shops Corp., a large, privately owned, vertically integrated, multi-state convenience store chain, and of Stewart’s Processing Corp., an affiliated dairy manufacturing and processing company. Mr. Dake holds a bachelor’s degree from St. Lawrence University. He has extensive experience with large business operations as a result of his management of Stewart’s, which also gives him a unique and broad understanding of the many communities the Company serves.

•
Thomas L. Hoy, age 67, has been a Director of the Company since 1996, Chairman since 2004, a Director of GFNB since 1994 and Chairman of GFNB since 2004. He was President of the Company from 1996 to June 2012, and CEO from 1997 until his retirement in December 2012. In addition, Mr. Hoy was President of GFNB from 1995 to June 2011. Mr. Hoy’s nearly four-decade career with GFNB started in 1974 as a Management Trainee and included various roles in GFNB’s Trust and Investment Division. He also serves on the boards of directors of the Federal Home Loan Bank of New York and the New York Business Development Corp. Mr. Hoy holds a bachelor’s degree from Cornell University. His expertise in the banking, investment and financial services industries is of great value to the Company.

•
Colin L. Read, PhD, age 56, has been a Director of the Company since 2013 and a Director of GFNB since 2010. Dr. Read teaches banking and finance as a tenured full professor in the State University of New York system. He writes a regular business column for the Plattsburgh Press-Republican newspaper and is a regular contributor to Bloomberg’s online magazine and American Bankers Association publications. Dr. Read was elected to the Clinton County Legislature in 2013. In addition, he has authored 11 books on global finance and appears monthly on a regional PBS business and economics show. Dr. Read has a PhD in economics from Queen’s University, an MBA from the University of Alaska, a law degree from the University of Connecticut, and a master’s degree in Taxation from the University of Tulsa. His expertise in economics and understanding of the Plattsburgh area are key strengths.

Ü Continuing Class A Directors (terms expiring in 2017)

•
John J. Murphy, age 64, has been a Director of the Company since 2007 and was a Director of GFNB from 2003 through 2014, when he retired from the GFNB Board. Mr. J. Murphy served as Executive Vice President, Treasurer and Chief Financial Officer (“CFO”) of the Company, as well as Senior Executive Vice President and CFO of GFNB from 1983 until his retirement at the end of 2006. He started his career with GFNB in 1973 as a Management Trainee and subsequently held various roles in the Credit Department and Accounting Division, before serving 23 years as CFO. Mr. J.Murphy has a bachelor’s degree from Niagara University. His expertise in the banking, investment and financial services industries and his long tenure with the Company and GFNB are valuable strengths.

•
Thomas J. Murphy, CPA, age 57, has been a Director of the Company since July 2012 and a Director of GFNB since July 2011; he is also President and CEO of the Company and GFNB. Mr. T. Murphy joined GFNB in 2004 as Manager of the Personal Trust Department after 16 years as a founding partner in CMJ, LLP, a Glens Falls certified public accounting firm. He was named President of GFNB in July 2011, President of the Company in

July 2012, and CEO of both GFNB and the Company in December 2012. Prior to these appointments, he served in many banking, trust and corporate capacities. Mr. T. Murphy holds a bachelor’s degree in Business Administration from Siena College. His 24 years of public accounting experience and more than 10 years in various management positions with the Company and its subsidiaries provide valuable experience and expertise.

•	William L. Owens, Esq., age 67, has been a Director of the Company and GFNB since January 2015.
Mr. Owens is a former U.S. Congressman who represented New York’s 21st District from late 2009 until
January 2, 2015. Prior to his election to Congress in 2009, he was a managing partner at Stafford, Owens,
Piller, Murnane, Kelleher & Trombley, PLLC, where he practiced business and tax law for more than 30 years.
In 2015, he rejoined the Plattsburgh, New York, firm as a partner. He also serves as Senior Advisor for Dentons (formerly McKenna Long & Aldridge, LLP), an international law firm. Mr. Owens holds a bachelor’s degree from Manhattan College and a law degree from Fordham University. He has an extensive understanding of the North Country, and specifically the Plattsburgh market.

•	Richard J. Reisman, DMD, age 70, has been a Director of both the Company and GFNB since 1999.
Dr. Reisman is an oral and maxillofacial surgeon and serves as Chairman of the Section of Dentistry at Glens Falls Hospital, a regional medical center. Dr. Reisman received a bachelor’s degree from the University of Massachusetts-Amherst and a DMD from Harvard University. He also completed an oral surgery residency at Mt. Sinai Hospital in New York City. Dr. Reisman is a member of the New York State Board for Dentistry. His oral surgery practice in the Glens Falls community and his service at Glens Falls Hospital provide him with both small business acumen and large business organization experience and expertise.

Ü Continuing Class B Directors (terms expiring in 2018)

•
John J. Carusone, Jr., Esq., age 74, has been a Director of the Company since 1996 and a Director of SNB since its formation in 1988. Mr. Carusone is an attorney with the law firm Carusone & Carusone in Saratoga Springs, New York. He received a bachelor’s degree from Hamilton College and a law degree from Albany Law School. Mr. Carusone has practiced law in the greater Saratoga Springs community for over 40 years and has a strong community knowledge base.

•
Michael B. Clarke, age 69, has been a Director of the Company and a Director of GFNB since 2006. He previously served as a Director of the Company and GFNB from the late 1980s until 1999, before temporarily relocating out of the area. Mr. Clarke is a retired Management Consultant for Bradshaw Consulting, Inc., in Lake George, New York, and has extensive experience in the business of cement manufacturing. He served as President of Glens Falls Cement Company from 1985 to 1999, President and CEO of Lone Star Industries in Indiana from 1999 to 2004, and President of the Midwest Division of Buzzi Unicem, USA, from 2004 to 2005.

Mr. Clarke has a bachelor’s degree from McGill University and a master’s degree from Harvard University. In addition to his executive experience at manufacturing companies, Mr. Clarke has a finance background and a longstanding historical knowledge of the Company.

•
David G. Kruczlnicki, age 63, has been a Director of the Company since 1989 and a Director of SNB since 2015. He previously served 26 years as a Director of GFNB. Mr. Kruczlnicki was President and CEO of Glens Falls Hospital, a regional medical center employing over 3,000 people, from 1989 until his retirement in 2013. He received a bachelor’s degree from Siena College and a master’s degree from Rensselaer Polytechnic Institute. He currently teaches at Siena College as well as Clarkson University Graduate School, and is President of a consulting firm that advises nonprofits on business planning. He also served on the boards of directors of several affiliates of Glens Falls Hospital, numerous other health-related organizations, and Pruyn & Company, a local, privately owned paper company. As a former health care executive, Mr. Kruczlnicki has significant experience overseeing finance and human resources as well as extensive directorship experience from his service as a director of numerous private and regional organizations.

•
David L. Moynehan, age 70, has been a Director of the Company since 1987 and a Director of GFNB since 1986. Mr. Moynehan is the President and owner of Riverside Gas & Oil Co., Inc., formerly a motor fuel and heating product distributor and convenience store retailer. In 2013, Mr. Moynehan sold Riverside’s core businesses, although Riverside continues to manage some remaining properties. He holds a bachelor’s degree from Providence College and an MBA from the University of Denver. Mr. Moynehan has a longstanding historical knowledge of the Company. He has also served on several local and regional economic development boards and has a thorough knowledge of the communities the Company serves.

Director Compensation:

There are three basic components of the compensation paid to our Directors:

1.
Basic Annual Retainer Fee: The first component is a fixed annual retainer fee, supplemented by additional retainer amounts for those Directors who also serve as a Chair of the Board or a Board committee. Retainer fees are paid partly in cash and partly in shares of the Company’s common stock.

2.
Meeting Fees: The second component of Director compensation is meeting fees, which are paid to Directors based on the number of Board and committee meetings they attend. This component of Director compensation is paid entirely in cash.

3.
Incentive Stock-Based Compensation: The third and final component of Director compensation is incentive stock-based compensation, which consists of a modest number of stock options distributed annually to Directors that vest in installments during a Director’s service on the Board, have a maximum term of 10 years and are exercisable for a period of time after termination of service. Upon termination of a Director’s service, the Board may determine on a case-by-case basis to accelerate the vesting of unvested stock options and extend the post-termination exercise period.

Only non-Management Directors receive compensation for their services as a Director. Management Directors (those persons who are also officers) receive no additional compensation for their services as a Director. Thus, Mr. T. Murphy, who is both a Director and an Executive Officer of the Company, received no Director compensation in 2015, although he was entitled to reimbursement of any expenses he incurred in connection with his service as a Director.

The Compensation Committee makes recommendations to the full Board regarding Director compensation. The Board itself, however, is ultimately responsible for determining the compensation payable to Directors for their services. The amounts paid for service on the subsidiary bank boards are also considered by the Board in its periodic review of total Director compensation.

Ü Annual Retainer and Meeting Fees
Each non-Management Director of the Company receives a fixed basic annual retainer fee for serving as a Company Director and, if he or she also serves as a Director of one of the Company’s subsidiary banks, a fixed basic annual retainer fee for serving as a Director of such bank. Non-Management Directors also receive fees for meetings of the Company’s Board (and its committees) and meetings of a subsidiary bank’s board (and its committees) that they attend. Moreover, if a non-Management Director serves as a Chair of the Company's Board (or one of its committees) or as Chair of one of the subsidiary banks' boards, he or she will also receive a supplemental annual retainer fee commensurate with the increased responsibility accompanying such position. Directors who serve on a Company or subsidiary bank committee but do not serve as the Chair thereof receive no supplemental annual retainer fee for this service.

A Director’s total annual retainer fee, including any supplemental annual retainer fee for service as a Board or committee chair, is currently payable in two semi-annual installments: one in May and another in November, in advance of the period to which such payment relates. Directors who are appointed or elected to the Board in the middle of one of these six-month periods receive a pro rata share of the annual retainer fee receivable by those Directors who serve for the entire period, first payable on or about the time their mid-period service commences.

Under the Arrow Financial Corporation 2013 Directors’ Stock Plan (the “2013 Directors’ Stock Plan”), the Board may elect, from time to time, to pay some or all of the Directors’ fees, including annual retainer and meeting fees, in the form of shares of the Company’s common stock, as opposed to cash. These shares are valued at their fair market value on the date of distribution, based on the market price of the Company’s common stock on such date. All shares distributed under the 2013 Directors’ Stock Plan in lieu of cash are fully vested and transferable by the recipient Directors on the date of distribution. In 2015, as in prior years, the Board determined to pay a portion of the basic annual retainer fee payable to each non-Management Director for such year in the form of shares of stock under the 2013 Directors’ Stock Plan.

The following table sets forth the dollar amount of Directors’ fees paid in cash and/or dollar value of Directors’ fees paid in shares of the Company’s common stock to our non-Management Directors in 2015 for their service on the Company’s Board, any subsidiary bank board, and committees thereof, broken down to show (i) the basic annual retainer fees, (ii) any supplemental annual retainer fees for serving as a Board or committee Chair and (iii) meeting fees for Board and committee meetings attended. All fee changes were approved by the Board at its meeting in January 2015.

ANNUAL RETAINER
2015	Company	GFNB	SNB
Basic Annual Retainer (a)	$18,500	$13,000	$11,000
Chair of the Board	$9,000	$9,000	$9,000
Chair of the Audit Committee	$7,500	N/A	N/A
Chair of the Compensation Committee	$5,000	N/A	N/A
Chair of the Governance Committee	$5,000	N/A	N/A
Chair of the Trust Committee	N/A	$5,000	N/A
MEETING FEES
Board of Directors (b)	$650	$450	$450
Committee of the Board (b)	$500	$400	$400

(a)
In 2015, $10,000 of the basic annual retainer for service as a Director of the Company and $5,500 of the basic annual retainer for service as a Director of a subsidiary bank was payable in shares of the Company’s common stock.

(b)	Per meeting attended.

Ü Directors’ Fees for 2016
With respect to 2016 Director compensation, the Board increased the basic annual retainer fees payable to non-Management Directors for serving on the Board by $1,500 to a total of $20,000. All other retainers and fees remain the same for the Board and the Company’s subsidiary banks.

Ü Long Term Incentive Plan (Stock Options)
Under the Company’s current long-term incentive plan, the Arrow Financial Corporation 2013 Long Term Incentive Plan (the “2013 LTIP”), the Board is authorized, in its discretion and after consultation with the Compensation Committee, to make annual grants of stock-based incentive awards to non-Management Directors of the Company as additional compensation for their service as Directors. The terms and conditions of awards granted to Directors are established by the Board itself, not by the Compensation Committee. The Board believes the grant of such awards, particularly in the form of stock options for the Company’s common stock, serves an important purpose by further aligning our Directors’ interests with those of our shareholders, because stock options only provide value to the holder if the Company’s stock price increases.

Under the 2013 LTIP, the Board generally may accelerate the vesting of unvested options held by Directors at the time they retire, resign or are not nominated for reelection. All Directors’ stock options granted under the 2013 LTIP expire 10 years after the date of the grant, but may terminate earlier if the Director's service has terminated, unless the Board in its discretion waives such earlier termination.

In early 2015, the Board granted to each non-Management Director under the 2013 LTIP a standard annual incentive award for a fixed maximum number of stock options, subject to adjustment in each case to reflect the individual Director’s attendance record for meetings of the Company’s Board and any committee thereof during the prior year. Specifically, each non-Management Director received a number of options equal to 1,000, multiplied by the Director’s “meeting attendance ratio” for the prior year, which consists of: (i) the number of meetings of the Company’s Board and its committees on which the Director serves held during the prior year that the Director actually attended, divided by (ii) the total number of such meetings held during the prior year. All options granted to Directors in 2015 will vest ratably over a four-year period, reinforcing the long-term nature of the grant. The exercise price for all stock options granted to Directors in 2015 was the fair market value of the Company’s common stock on the date of grant, i.e., the reported closing price of the stock on such date. The number and grant date value of all such options are listed below in the “2015 Director Compensation Table” section of the Proxy Statement.

In early 2016, the Board granted to each non-Management Director under the 2013 LTIP a standard annual incentive award (i.e., an award for a number of options equal to 1,000 multiplied by the Director’s “meeting attendance ratio” for 2015). Such options were granted at an exercise price equal to the fair market value of the Company’s common stock on the date of the grant and will vest ratably over a four-year period.

Ü Directors’ Deferred Compensation Plan
Under the Company’s Directors’ Deferred Compensation Plan, Directors of the Company and its subsidiary banks may elect to defer receipt of some or all of the cash fees otherwise payable to them in any year to a later date of their choosing, subject to certain limits set forth in such plan and applicable law. Under this unfunded plan, amounts deferred are credited to the plan account of the deferring Director. The deferred amounts earn interest from time to time at a rate equal to the highest rate being paid on individual retirement accounts by GFNB. Deferred amounts are ultimately distributable on a date or dates selected by the Director, subject to certain restrictions. Distributions under the plan are payable in cash, either in a lump-sum or in annual installments as the participant may choose. During 2015, one Director elected to defer fees under the plan. See the “2015 Director Compensation Table” later in this section for additional details.

Ü Stock Ownership Guidelines
In order to better align the interests of our Directors with the interests of our shareholders, the Company has established individual stock ownership guidelines for our non-Management Directors. Under these guidelines, each non-Management Director of the Company is expected to achieve, within five years following his or her election or appointment to the Board, and thereafter to maintain as long as he or she serves as a Director, beneficial ownership of a number of shares of the Company’s stock having a market value at least equal to five times the basic annual retainer fee payable from time to time to such Director for serving on the Company’s Board. Under normal circumstances, if a non-Management Director does not meet this target level of beneficial ownership, restrictions may be placed on the Director’s ability to sell shares of the Company’s common stock obtained through the exercise of stock option awards. The target ownership requirement for each non-Management Director is measured by the

Compensation Committee as of each year-end, using holdings valued as of December 31 of such year. Common shares owned outright (including shares held jointly with a spouse) or held through Company plans (e.g., the Company’s Automatic Dividend Reinvestment Plan) are currently counted toward the stock ownership requirement. Unexercised stock options do not count toward the stock ownership requirement. The independent members of the Board have the discretion to address and approve exceptions.

At December 31, 2015, all non-Management Directors owned at least the minimum dollar value of the Company’s common stock required of them on such date and were deemed to be in compliance with the target stock ownership guidelines. Management Directors are subject to a separate policy; for a description, see “Stock Ownership Guidelines” in the Compensation Discussion and Analysis section.

Ü 2015 Director Compensation Table
The following Director Compensation Table summarizes all compensation paid by the Company and its subsidiaries to the non-Management Directors of the Company for the fiscal year ended December 31, 2015. Management Directors (who, in 2015, consisted solely of Mr. T. Murphy) do not receive any compensation for their services. Compensation received in 2015 by Mr. T. Murphy is reported in the “Summary Compensation Table” within the Executive Compensation section.

Director	Fees Earned or Paid in Cash		Stock Awards (a)		Option Awards (b)	Change in Pension Value/ Nonqualified Deferred Compensation Earnings	All Other Compensation	2015 Director Compensation Total
John J. Carusone, Jr.	$29,250		$15,500		$5,783	—	—	$50,533
Tenée R. Casaccio	$26,000		$15,500		$5,783	—	—	$47,283
Michael B. Clarke	$35,200		$15,500		$5,783	—	—	$56,483
Gary C. Dake	$24,900		$15,500		$5,783	—	—	$46,183
Thomas L. Hoy	$42,400		$15,500		$5,783	—	$48,000 (c)	$111,683
David G. Kruczlnicki	$32,150		$15,500		$5,783	—	$2,137 (d)	$55,570
Elizabeth O’Connor Little	$26,700		$15,500		$5,783	—	—	$47,983
David L. Moynehan	$31,550		$15,500		$5,783	—	—	$52,833
John J. Murphy	$12,400	(e)	$10,000	(e)	$5,783	—	—	$28,183
William L. Owens	$31,300		$23,250	(f)	— (f)	—	—	$54,550
Colin L. Read	$27,150		$15,500		$5,783	—	—	$48,433
Richard J. Reisman	$28,200	(g)	$15,500		$5,783	—	$3,218 (d)	$52,701

(a)
Represents that portion of each listed Director’s total Directors’ fees that were payable in shares of Company stock, in accordance with the 2013 Directors’ Stock Plan. In 2015, this amount consisted of $10,000 of each Director’s basic annual retainer fee for serving as a Company Director and $5,500 of each Director’s basic annual retainer fee for serving as a Director of one the Company’s subsidiary banks, if applicable. For purposes of determining the number of shares of the Company’s common stock distributable to Directors, the shares are valued at the market price of the Company’s common stock on the date of distribution, in accordance with FASB ASC TOPIC 718. In 2015, Company Directors received, in payment of that portion of their basic annual retainer fee regularly payable in such year in shares of Company stock, two distributions of shares: the first on May 28, 2015, at a per share price of $26.40, and the second on November 19, 2015, at a per share price of $28.07. The shares of Company stock distributed to Director Owens on January 29, 2015, as payment to him of a catch-up retainer on that date (see Note (f) below), were at a per share price of $26.21.

(b)
Stock options are valued in accordance with FASB ASC TOPIC 718. The stock options were granted on January 28, 2015, at a per share exercise price of $25.86, the closing price of our common stock on the date of grant. Options vest ratably over a period of four years following the date of grant.

(c)	Represents consulting fees earned and paid to Mr. Hoy under his consulting agreement. See “Mr. Hoy’s Consulting Agreement.”

(d)	Represents interest earned by the listed director during 2015 on the principal balance of the Director’s account under the Directors’ Deferred Compensation Plan.

(e)
In 2015, Mr. J. Murphy served as a Director of the Company but not as a Director of either of its subsidiary banks. Consequently, total Directors’ fees paid to him, both in cash and in the form of shares of Company stock under the 2013 Directors’ Stock Plan, were proportionately less than total Directors’ fees paid to other Company Directors.

(f)
Mr. Owens was appointed to the Board as of January 15, 2015. As discussed in Note (a), above, Company Directors received in 2015, in payment of that portion of their basic annual retainer fee regularly payable in shares of Company stock, two distributions of shares: the first on May 28, 2015 (for services to be rendered by them in the second half of 2015), and the second on November 19, 2015 (for services to be rendered by them the first half of 2016). Director Owens received both distributions of shares, each having a present value at the date of distribution of $7,750. In addition, Director Owens received on January 29, 2015, a catch-up payment in the form of shares of Company stock to provide him with that portion of Directors’ basic annual retainer fee for the first half of 2015 that was payable in Company stock, a payment that the other Company Directors had received in November 2014. The shares thus distributed to Mr. Owens in the catch-up payment on January 29, 2015, also had a present value of $7,750, which amount is also included in the dollar amount in his “Stock Award” column. Unlike other Company non-Management Directors, Mr. Owens did not receive in early 2015 a standard annual incentive award of Company stock options under the 2013 LTIP. Stock options granted to Directors, as noted in “Stock Options” earlier in this section, are based on their prior-year Board and committee attendance record. Since Mr. Owens was not a member of the Board in 2014, he did not receive any options on January 28, 2015.

(g)	Dr. Reisman deferred these fees under the Directors’ Deferred Compensation Plan.

Ü Mr. Hoy's Consulting Agreement
Mr. Hoy, a Director of the Company and Chairman of the Board, as well as a nominee for reelection at the Annual Meeting, served for many years as our President and CEO prior to his retirement at the end of 2012. At that time, the Company entered into a three-year consulting agreement with Mr. Hoy, which was renewed effective January 1, 2016, for another three-year term. Under the new agreement, as under his prior agreement, Mr. Hoy renders advice and assistance with respect to the management and operation of the Company’s business and affairs, as requested by the Company’s CEO or Board. In return, he receives $36,000 annually, payable in equal monthly installments, versus the $48,000 in annual payments he received under the prior agreement. He also receives office space, administrative support and equipment as agreed by the parties for the provision of the consulting services. The new agreement, like the previous agreement, is generally terminable upon 30 days’ prior written notice by either party to the other and contains confidentiality and non-competition provisions in favor of the Company. Outstanding stock options granted to Mr. Hoy under the Company’s long-term incentive plans before his retirement continue to vest and to be exercisable in accordance with the underlying award agreement terms, and continue to be exercisable by him while he serves as a consultant (and for an additional period after he ceases to serve as such), regardless of when his service as a Director of the Company may end.

Voting Item 2 – Ratification of Independent Registered Public Accounting Firm

Summary and Board Recommendation:

The Audit Committee of the Board has selected the independent registered public accounting firm, KPMG LLP ("KPMG"), as the Company’s independent registered public accounting firm for our fiscal year ending December 31, 2016. The selection process included a thorough review of KPMG’s performance in prior years, the quality and expertise of the KPMG management team, its understanding and expertise in the industries in which the Company operates, the appropriateness of the fees charged, and its familiarity with the Company’s internal controls and accounting policies and practices.

Although our By-Laws do not require the selection of the independent registered public accounting firm be submitted to our shareholders for approval, the Board believes it is appropriate to give shareholders the opportunity to ratify the decision of the Audit Committee. Neither the Audit Committee nor the Board will be bound by the shareholders’ vote at the Annual Meeting, but they may take the shareholders’ vote into account in future determinations regarding the retention of the Company’s independent registered public accounting firm.

Representatives of KPMG are expected to be present at the Annual Meeting. They will have an opportunity to make a statement, if they so desire, and are expected to be available to respond to appropriate questions from shareholders.

Ratification of the selection of KPMG will require the affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy at the Annual Meeting and voting on this proposal.

•
Vote Recommendation: Your Board recommends you vote “For” the ratification of the independent registered public accounting firm, KPMG LLP, as the independent auditor of the Company for the fiscal year ending December 31, 2016.

Independent Registered Public Accounting Firm Fees:

The following table sets forth the aggregate fees billed to the Company and its subsidiaries for the fiscal years ended December 31, 2015 and 2014, by the Company’s independent registered public accounting firm, KPMG. The tax fees in this table represent fees paid to KPMG for the specified year for tax preparation and consulting services.

Categories of Service	2015	2014
Audit Fees	$385,500	$314,000
Audit-Related Fees	—	—
Tax Fees	$109,640	$96,290
All Other Fees	—	—
Total Fees	$495,140	$410,290

Audit Committee Report

Each member of the Audit Committee qualifies as independent both under the NASDAQ® standards for independent directors and under the Securities and Exchange Commission’s (the “SEC”) more rigorous standards for independent Audit Committee members. For more detail, see the Corporate Governance section. The Audit Committee assists the Board in fulfilling its oversight role relating to the Company’s financial statements and the financial reporting process, including the system of disclosure controls and the Company’s internal controls and procedures. Its duties include reviewing the independent registered public accounting firm’s qualifications and independence, the performance of the independent registered public accounting firm, and the Company’s internal audit function. The duties of the Audit Committee are set forth in the Audit Committee Charter, which the Board has adopted and reviews annually. A copy of the current charter of the Audit Committee is available at www.arrowfinancial.com on the “Corporate Governance” page.

Management has the responsibility for preparing the Company’s consolidated financial statements and for assessing the effectiveness of its internal controls over financial reporting. The Company’s independent registered public accounting firm, KPMG, has the responsibility for auditing these consolidated financial statements. KPMG reports directly to the Audit Committee, and they meet on a regular basis. The Audit Committee has reviewed and discussed with Management and with KPMG the Company’s audited consolidated financial statements as of and for the year ended December 31, 2015. The Audit Committee has also discussed with Management its assertion on the design and effectiveness of the Company’s internal control over financial reporting as of December 31, 2015, and has discussed with KPMG the matters required to be discussed by professional standards. Based on the Audit Committee’s review and discussions noted above, the Audit Committee recommended to the Board that the audited consolidated financial statements of the Company and its subsidiaries, and Management’s assertion on the design and effectiveness of internal control over financial reporting of the Company and its subsidiaries, be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, as filed with the SEC.

The Audit Committee has approved the engagement of KPMG as the Company’s independent registered public accounting firm for 2016 and the scope of its 2016 engagement. The Audit Committee has received from KPMG the written disclosures and the letter required by professional standards relating to auditor independence. The Audit Committee has discussed with KPMG the firm’s independence and determined that the non-audit services provided to the Company by KPMG are compatible with their independence.

Michael B. Clarke, Chairman    David G. Kruczlnicki
Colin L. Read            Richard J. Reisman

Corporate Governance

The Board has adopted Corporate Governance Guidelines to provide the framework within which the Company’s Directors and Executive Officers manage the business and affairs of the Company. The Company’s business is managed under the direction and oversight of the Board. The Board appoints the Company’s CEO and approves other Executive Officers, who are responsible for the day-to-day operation of the Company’s business. The Board’s primary responsibilities are to oversee Management and to consider and make determinations regarding significant corporate transactions or material changes in the Company’s core business. In exercising its business judgment, the Board acts in what it reasonably believes to be the best interests of the Company and its shareholders. At least once each year, the Board will review the Company’s long-term strategic plans and key issues. The Board may elect a Lead Director from the independent Directors of the Company to serve as a liaison between the Board Chair and the independent or non-Management Directors and to have such other duties and responsibilities as shall be determined by the Board, including chairing the Executive Sessions of the independent Directors.

The Governance Committee of the Board is responsible for reviewing with the full Board, on an annual basis, the requisite skills and characteristics of all Board members, as well as nominees for Director and the composition of the Board as a whole. This assessment will include whether individual Directors or nominees qualify as independent under applicable law and guidelines, as well as consideration of diversity, age, skills and experience of the Directors as a group in the context of the needs of the Board. A majority of Directors must meet the criteria for general Board independence as required and defined by NASDAQ®. Directors generally must satisfy certain other applicable laws, rules and regulations.

The Board is divided into three classes, one of which is elected each year by the Company’s shareholders to a term of three years. The Governance Committee will identify and recommend to the full Board suitable candidates for nomination for Director, including incumbent Directors. In making its recommendations, the Governance Committee will consider any proposals it properly receives from shareholders for Director nominees. Shareholders may propose a Director candidate for consideration by the Governance Committee by following the rules set forth in “Shareholder Submissions of Director Nominees” within the Additional Shareholder Information section. The Governance Committee’s recommendations of candidates for nomination will be based on its determination as to the suitability of the particular individuals, and the slate as a whole, to serve as Directors of the Company, taking into account the criteria discussed above. When evaluating incumbent Directors who are nominated for reelection, the Governance Committee considers, in addition to past performance, each such Director’s attendance record for meetings of the Company’s Board, subsidiary bank’s board (if any) and committees on which the Director serves. See “Director Nomination Process” in the Voting Item 1 – Election of Directors section for a discussion of additional criteria considered in the selection of Directors for nomination.

The Board does not believe that Directors should be subject to term limits. While term limits may in some cases enhance the flow of fresh ideas and viewpoints in the boardroom, they may also result in the loss of knowledgeable and experienced Directors, whose insight into the Company and its operations typically expands and deepens over time. The Governance Committee will apply, however, the same general principles of suitability, character, experience and background to incumbent Directors who are up for reelection as it applies to new candidates for Director, with due consideration to their prior performance. Additionally, the Company’s By-Laws provide that Directors will retire from the Board at the first Annual Meeting of Shareholders held on or after they attain the age of 75.

Board Leadership Structure:

Currently, our Board leadership structure separates the roles of Chair and CEO. Mr. Hoy, our former CEO, serves as Chairman due to his longstanding experience with our Company, along with his strong leadership capability and banking expertise. Mr. T. Murphy, our President and CEO, is the only member of the Board who is also an employee of the Company. The Board continues to believe this structure is in the best interests of the Company.

The Company has a Board comprised largely of Directors who qualify as “independent” under the NASDAQ® general independence guidelines. Currently, 10 of 13 Directors are independent under these standards (see “Director Independence” later in this section). Under our Corporate Governance Guidelines, our independent Directors, acting as a group, periodically appoint one of their own to serve as Lead Director. The Lead Director chairs the Board’s Executive Sessions, discussed further under the heading “Board Committees” in the next section. The Lead Director also serves as a liaison between the Chair and the independent Directors. Mr. Carusone, who is also Chairman of the Governance Committee, was appointed our Lead Director in January 2016, succeeding Mr. Kruczlnicki in that role. We believe the oversight of the Lead Director, combined with the Company’s overall corporate governance structure, policies and practices as outlined earlier, maximizes the effectiveness of our Board leadership. The Governance Committee and the independent Directors will continue to evaluate the Board’s leadership structure as part of its regular review of corporate governance and succession planning to ensure that it remains best suited for our Company and our shareholders.

Board Committees:

The Board has three standing committees whose membership and responsibilities must meet certain SEC and NASDAQ® requirements. These standing committees are the Audit, Compensation and Governance Committees (collectively, the “Committees”). The Board may from time to time establish or maintain additional committees, as it deems necessary or appropriate, the membership of which may include one or more Directors, as well as non-Directors. One such additional committee that the Board has established is the Executive Committee, which is described later in this section.

Ü Committee Membership
The Governance Committee reviews committee membership and makes recommendations for changes on an annual basis, with consideration given to the qualifications and preferences of individual Directors and the specific requirements, if any, of the SEC and NASDAQ® for service on such Committees. The Board gives consideration to periodically rotating committee members, to the extent feasible under applicable laws and regulations governing the membership requirements of the Committees, but the Board does not believe rotation should be mandated as policy, nor that service by a Director on a committee should be subject to term limits. All members of our three standing Committees are independent Directors, as defined (and generally required) under applicable law, rules and regulations (see “Director Independence” later in this section for more detail). A table showing the members of each of the Committees follows:

Director	Audit Committee	Compensation Committee	Governance Committee
John J. Carusone, Jr.			Chairman
Tenée R. Casaccio			X
Michael B. Clarke	Chairman	X
Gary C. Dake		X	X
David G. Kruczlnicki	X	Chairman
Elizabeth O’Connor Little		X
David L. Moynehan			X
William L. Owens		X	X
Colin L. Read	X		X
Richard J. Reisman	X

Each of the three Committees has its own charter that sets forth the purposes, goals and responsibilities of the committee, as well as the qualifications for membership, procedures for appointing members, structure and operations, and policies for Board oversight of the committee. Each of the three Committees has the power to hire, at the Company’s expense, independent accounting, compensation, financial, legal or other consultants, as the members may deem necessary and appropriate, consistent with the overall authority to retain such advisors as set forth in the committee’s charter, including budgeting or professional conditions and limitations. Management approval will not be required for engagement of consultants, although Management normally will be advised and consulted prior to any such engagement to avoid, among other things, conflicts of interest.

Ü Committee Descriptions
A description of each of the three standing Committees, as well as the Executive Committee, follows:

•
Audit Committee: Mr. Clarke is Chairman of the Audit Committee; he has served in this role since 2008. The Audit Committee’s primary duties and responsibilities are to select and appoint the independent auditors each year; monitor the independence and performance of the Company’s independent auditors and internal Audit Department; monitor the quality and integrity of the Company’s financial reporting process and systems of internal controls regarding accounting, financial and legal compliance; and provide a means of communication among the independent auditors, Management, the internal Audit Department and the Board. The Audit Committee also reviews business or financial transactions between the Company and Company insiders and their related parties, such as any transactions with an individual Director or a company in which such Director has a controlling or material interest. In accordance with applicable rules, the Audit Committee must specifically approve in advance all services performed by the independent auditor. The Audit Committee met four times in 2015, and all members attended each of these committee meetings. For additional information, see the Audit Committee Report section.

•
Compensation Committee: Mr. Kruczlnicki is Chairman of the Compensation Committee; he has served in this role since 2013. The Compensation Committee’s principal responsibility is to review and approve, not less often than annually, all aspects of the compensation arrangements and benefit plans covering our Executive Officers, including the CEO, subject to full Board approval, where appropriate. The Compensation Committee also periodically reviews the compensation of our Board and makes recommendations to the full Board with respect to the types and amounts of compensation payable to the Directors for service on the Company’s Board, the boards of its subsidiary banks, and committees thereof. The Compensation Committee also consults with Management and provides general oversight of the compensation and benefit programs and policies for employees. The Compensation Committee met two times in 2015, and all members attended each of these meetings. For additional detail regarding executive compensation and the role of the Compensation Committee, see the Compensation Discussion and Analysis section.

•
Governance Committee: Mr. Carusone is Chairman of the Governance Committee; he has served in this role since 2013. The Governance Committee is specifically charged with establishing procedures with respect to the Director nomination process; reviewing and considering Director nominees, including incumbent nominees, and making recommendations to the Board regarding nominees; reviewing and recommending practices and policies concerning corporate governance; reviewing annually and reporting to the Board regarding the independence of our Directors and satisfaction by the Board and committee members of applicable requirements or qualifications; reviewing annually and reporting to the Board regarding the performance of our Board; reviewing periodically and making recommendations regarding Company codes of conduct and ethics policies for our Directors, Executive Officers and employees and with respect to our committee charters; and reviewing Director training initiatives. The Governance Committee met two times during 2015 and all members attended each of these meetings.

•
Executive Committee: The main purpose of the Executive Committee is to act on matters that require immediate attention at a time when it is impractical or inconvenient to convene the entire Board. The Executive Committee has the full authority of the Board, subject to certain restrictions established by law or the Company’s governing documents. For example, the committee is not authorized pursuant to our By-Laws to make submissions to shareholders requiring shareholder approval, fill vacancies on the Board or any of its committees, fix compensation of the Board, make changes to our By-Laws, or repeal any prior resolution of the Board. Because the Board believes proper governance involves the entire Board in the Company’s decision process, the Board strives to keep meetings of the Executive Committee to a minimum. The Executive Committee is currently comprised of the Board Chair, Chairs of the three Board Committees, and the Chair of the GFNB/SNB Joint Trust Committee, who is also a Director of the Company. In 2015, the Executive Committee did not meet.

Ü Executive Session
In addition to regular Board and committee meetings, members of the Board meeting the general independence test for Directors under NASDAQ® meet on occasion in Executive Session to discuss any matters deemed relevant to the Company’s operation and condition. No current or former members of Management are in attendance during these Executive Sessions. These sessions are chaired by our Lead Director, currently Mr. Carusone. The Lead Director will poll independent Directors prior to or in connection with each Company Board meeting and, if there is a consensus to do so, an Executive Session will be held. Due to the informality and expectation of confidentiality that characterize Executive Sessions, no binding corporate decisions or actions are taken at, and no official records are maintained for, any Executive Sessions. The Board did not meet in Executive Session in 2015.

Ü Attendance
In 2015, the Board had five regularly scheduled meetings, one special Board meeting and seven separate committee meetings. There was 100% attendance at these meetings, and 10 of our 13 Directors attended the 2015 Annual Meeting of Shareholders.

Ü Code of Ethics
The Governance Committee has adopted a Business Code of Ethics which applies to all Directors, officers and employees of both the Company and its subsidiary banks. The Business Code of Ethics address a wide range of issues and is intended to satisfy the requirements for a code of conduct set forth in the listing standards issued by NASDAQ®. Additionally, the Governance Committee has adopted a Financial Code of Ethics which applies to the

Company’s CEO, CFO, principal accounting officer, controller and any other officers who perform similar functions. The Financial Code of Ethics complies with the SEC’s requirements for a code of conduct required to cover individuals subject to Section 406 of the Sarbanes-Oxley Act of 2002 and the rules thereunder.

Complete copies of each of the current charters of the Audit Committee, the Compensation Committee and the Governance Committee, as well as copies of the Corporate Governance Guidelines, the Business Code of Ethics and the Financial Code of Ethics are available at www.arrowfinancial.com on the “Corporate Governance” page. The Company intends to post any amendments to, or waivers from, the Financial Code of Ethics within four business days of such amendment or waiver on that same page.

Director Independence:

Under applicable law and regulation, it is the responsibility of the Board to review the independence and qualifications of each member of our Board and separately to review the independence of each Board member who serves on certain committees under the somewhat more rigorous independence standards that apply to members of such committees.

Under the NASDAQ® listing standards, a majority of the members of the full Board must meet a general independence requirement. The Board determined that the following 10 Directors meet this requirement: Directors Carusone, Casaccio, Clarke, Dake, Kruczlnicki, Little, Moynehan, Owens, Read and Reisman. The Board has determined that Mr. Hoy is not independent due to his prior service as an Executive Officer of the Company and his continuing service as a consultant since his retirement. See “Director Compensation” within the Voting Item 1 – Election of Directors section for further description of Mr. Hoy’s consulting agreement. Although Mr. J. Murphy retired as an Executive Officer of the Company in 2006, he served for the ensuing eight years under a consulting agreement with the Company, which expired
December 31, 2014. The Board has determined that Mr. J. Murphy is not independent because of his former management position with the Company, and his continuing service as a consultant through year-end 2014. Mr. T. Murphy is not independent due to his position as our President and CEO.

In making the independence determination for the individual Directors, the Board considers transactions and relationships between, on the one hand, the Company and its subsidiaries, and on the other hand, the Director and/or his or her immediate family or any businesses he or she controls. The Governance Committee considers the objective standards Directors must meet under the NASDAQ® listing standards and other regulatory guidelines, as well as a variety of subjective factors, including particular or unique relationships between the Company and the Director, even if such relationships do not exceed the specific dollar threshold that would disqualify the Director from being independent under applicable regulatory guidelines. In its review of Director independence at year-end 2015, the Governance Committee considered the following 2015 transactions between the Company and the following individual Directors:

•
Mr. Carusone is the principal attorney at the law firm of Carusone & Carusone. During 2015, the Company’s subsidiary bank SNB made $5,210 in payments to Carusone & Carusone as a retainer for legal services to be rendered by the firm to or on behalf of SNB. Additionally, Carusone & Carusone received payments from certain SNB loan customers in connection with its representation of SNB at loan closings. The Board has determined that the total payments received by Carusone & Carusone from all sources in connection with the firm's representation of SNB in 2015 were well below the objective limits for general Director independence set forth in the NASDAQ® listing standards and that the Company’s relationship with the firm and Mr. Carusone did not compromise his independence.

•
Ms. Casaccio is President and part-owner of JMZ Architects and Planners, PC ("JMZ"), an architectural firm located in Glens Falls, New York. In 2015, GFNB engaged JMZ to provide architectural consulting services in connection with a property near its downtown Glens Falls headquarters. Payments to JMZ totaled $6,100 for the year. The Board has determined these payments were well below the objective limits for general Director independence set forth in the NASDAQ® listing standards and that the Company’s relationship with JMZ and

Ms. Casaccio did not compromise her independence.

•
Mr. Dake is President of Stewart’s Shops Corporation ("Stewart's"), a large, private company that owns and operates a regional chain of convenience stores. During 2015, our subsidiary banks made approximately $238,000 in payments to Stewart’s for rent of leased space at market rates and other immaterial purchases. The Board has determined that the Company’s payments were below the objective limits for general Director independence set forth in the NASDAQ® listing standards and that the Company’s relationship with Stewart’s and

Mr. Dake did not compromise his independence. See “Related Party Transactions” later in this section for further information on the business transactions.

There were no “Compensation Committee interlocks,” as defined under the SEC rules, in existence during fiscal year 2015. No member of the Compensation Committee is a current or former employee of the Company or any of its subsidiaries. No member of the Compensation Committee is party to any related party transactions with the Company requiring disclosure by us hereunder except for Director Dake. For further information on the 2015 transactions between the Company and Mr. Dake’s company, Stewart’s, see “Related Party Transactions” later in this section.

In addition to meeting the general independence standards for Directors set forth in the NASDAQ® listing standards, the Directors who serve on the Audit and Compensation Committees must meet additional regulatory requirements, including more rigorous independence requirements. The Board has determined that Directors Clarke, Kruczlnicki, Read and Reisman, who constitute the Audit Committee, all meet the SEC’s more stringent independence requirements for Audit Committee members. The Board has also determined that Directors Clarke, Kruczlnicki and Read each qualify as an “Audit Committee Financial Expert,” as defined by the SEC rules (not all Audit Committee members need to be financial experts). Further, the Board has determined that Directors Clarke, Dake, Kruczlnicki, Little and Owens, who constitute the Compensation Committee, all meet the independence requirements of the SEC and NASDAQ® for Compensation Committee members.

No family relationship exists between any two or more of the nominees, Directors or Executive Officers of the Company or its subsidiaries, except that the wives of Directors Moynehan and J. Murphy are sisters.

Related Party Transactions:

Under the Company’s Statement of Policy with respect to Related Party Transactions, the Audit Committee or the Board itself must approve transactions or relationships between the Company and its “related parties”, including Directors and Executive Officers, if such transactions or relationships in any year will involve an aggregate dollar amount of goods, services or payments in excess of $120,000. Loans from our subsidiary banks to our Directors and Executive Officers, their families and controlled businesses, and other related parties, are generally exempt from the above described preapproval policy, as most such loans are subject to Board preapproval under a separate federal banking law, Regulation O. “Related Parties” of Directors and Executive Officers includes members of their immediate families and the corporations, organizations, trusts and estates with which these individuals are associated.

Ü 2015 Transactions with Related Parties
During 2015, several of our Directors and Executive Officers and/or their related parties had outstanding loans from one or both of our subsidiary banks in amounts of $120,000 or more. All of these loans were made in the ordinary course of business of the bank, on the bank’s standard terms and conditions, and did not involve more than normal risk of collectability or present any other preferential features. As of December 31, 2015, none of these loans were classified by the Company as a non-accrual, past due, restructured or potential problem loan.

There was only one transaction in 2015 between the Company and a related party in excess of $120,000: The Company’s subsidiary banks leased space from Stewart’s, a private company that owns and operates a regional chain of convenience stores. Director Dake is the President of Stewart’s. The Company has established five bank offices (three for GFNB and two for SNB) in five different Stewart’s convenience stores under multi-year leases with Stewart’s. The Company paid rent and incidental expenses to Stewart’s on the five offices in the total amount of approximately $238,000 during 2015. The first GFNB lease has an original duration of 20 years, expiring in 2019, with a renewal option for two additional 10-year terms. The second GFNB lease has an original duration of 10 years, expiring in 2020, with a renewal option for three additional five-year terms. The third GFNB lease has an original duration of 10 years, expiring in 2023, with a renewal option for three additional five-year terms. One of the SNB leases has an original duration of 10 years, expiring in 2017, with a renewal option for two additional five-year terms. The other SNB lease has a duration of three years, expiring in 2018, with a renewal option for one additional three-year term. These five bank offices are in high-traffic locations. In connection with its approval of the leases, the Board determined that the terms of the leases were, in its opinion, no less favorable from the Company’s perspective than could be obtained from a non-related party in an arms-length transaction.

Board Risk Oversight:

Our Board has responsibility for the oversight of risk management within our Company. Our Board and its Committees regularly discuss and review with Management the areas of material risk exposure, the potential impact of such risks on the Company, the steps taken to monitor our exposure to these risks and the controls adopted to mitigate such risk exposure. Our Committees assist the Board in fulfilling its oversight responsibilities throughout the year, as follows:

•
Audit Committee: Reviews financial risk exposures by monitoring the independence and performance of the Company’s internal and external auditors, and the quality and integrity of the Company’s financial reporting process and systems of internal controls.

•
Compensation Committee: Assists the Board in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs through its review of all aspects of the compensation paid to Executive Officers, Directors and employees in general. The committee assesses the ways, if any, in which this compensation may, as an unintended consequence, incentivize action or activities that expose the Company to inappropriate risks, and it recommends to the Board ways to modify those compensation practices appropriately.

•
Governance Committee: Focuses on the management of risks associated with Board organization, membership and structure, through its nomination process and Director independence assessment, its review of the organizational and governance structure of the Company, and its periodic review of Board practices and policies concerning corporate governance and the Board’s performance.

In addition to these Committees, the Company has an Enterprise Risk Management (“ERM”) Committee at the Management level to assist the Board by providing reasonable assurance regarding the achievement of the Company’s strategic objectives and to enhance the long-term value of the Company. The ERM Committee uses a Board-approved program that is applied both strategically and tactically, and is designed to identify, and manage on a holistic basis, potential and actual risks that may affect the Company. Our ERM Program is based on principles in the "Enterprise Risk Management – Integrated Framework," issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Board receives periodic reports from the ERM Committee, which is chaired by our Chief Risk Officer and includes senior and other designated managers as appropriate. The Chief Risk Officer’s primary function is to oversee risk management as well as regulatory and compliance requirements. The Chief Risk Officer reports directly to our President and CEO.

Shareholder Communications with the Board of Directors:

Any shareholder communication that is sent generally to the Company or our Board is directed to the Corporate Secretary, who will review it and advise the Board of the communication. Any shareholder communication that is directed to an individual Director, Directors or a committee of the Board will be forwarded by the Corporate Secretary to such Director(s) or committee. The Corporate Secretary will retain and make available all such communications for review by the appropriate parties and will periodically summarize and report all such shareholder communications to the Board. Shareholders may communicate to our Board, to an individual Director or Directors, or to a particular committee of the Board by sending or directing such communication either by email to corporatesecretary@arrowbank.com or in writing to Board of Directors – Shareholder Communications, c/o Corporate Secretary, Arrow Financial Corporation, 250 Glen Street, Glens Falls, New York 12801. If the shareholder intends such communication to be delivered to an individual Director, specific Directors, or particular committee of the Board, we request that this information be prominently displayed at the beginning of the communication.

Named Executive Officers

Our Named Executive Officers ("NEOs") for 2015 were Mr. T. Murphy, our President and CEO; Mr. Goodemote, our Executive Vice President, Treasurer and CFO; Mr. DeMarco, a Senior Vice President of the Company and President and CEO of SNB; and David D. Kaiser, a Senior Vice President of the Company and GFNB’s Chief Credit Officer.

Stock Ownership Information

Directors and Executive Officers:

The following table sets forth the beneficial ownership of the Company’s common stock, as defined under SEC rules, as of March 7, 2016, our record date, for each Director, Director nominee and NEO of the Company, as well as for all Directors and Executive Officers as a group.

Beneficial ownership includes all shares of common stock for which the individual has sole or shared voting power or investment power and all shares that the individual has the right to acquire within 60 days of our record date through the exercise of any option, warrant or right. There were 13,000,580 shares of our common stock outstanding on
March 7, 2016.

Name	Number of Shares Owned		Options Exercisable Within 60 Days	Total Beneficial Ownership of Company Common Stock	Percent of Shares Outstanding (a)
John J. Carusone, Jr.	7,820	(b)	6,099	13,919	*
Tenée R. Casaccio	6,385		255	6,640	*
Michael B. Clarke	17,362	(c)	6,099	23,461	*
Gary C. Dake	30,334		5,912	36,246	*
David S. DeMarco	20,738		15,586	36,324	*
Terry R. Goodemote	15,450	(d)	24,349	39,799	*
Thomas L. Hoy	183,194	(e)	51,599	234,793	1.81%
David D. Kaiser	5,793		19,264	25,057	*
David G. Kruczlnicki	27,162		6,052	33,214	*
Elizabeth O’Connor Little	18,430		6,066	24,496	*
David L. Moynehan	33,591	(f)	6,099	39,690	*
John J. Murphy	43,398	(g)	6,099	49,497	*
Thomas J. Murphy	33,500		21,366	54,866	*
William L. Owens	3,632		—	3,632	*
Colin L. Read	5,905		775	6,680	*
Richard J. Reisman	8,507	(h)	5,973	14,480	*
Total Shares of Directors and Executive Officers as a Group (16 people)	461,201		181,593	642,794	4.94%

(a)	The use of an asterisk (“*”) denotes a percentage ownership of less than 1%.

(b)	Includes 5,241 shares pledged for a loan arrangement.

(c)	Includes 15,000 shares held directly by Mr. Clarke’s wife in a revocable trust.

(d)	Includes 86 shares held as custodian for Mr. Goodemote’s child.

(e)
Includes 5,196 shares held directly by Mr. Hoy’s wife, 2,610 shares held by Mr. Hoy’s wife in an individual retirement account and 3,549 shares held in a Hoy family irrevocable trust for which Mr. Hoy is grantor.

(f)	Includes 1,464 shares held in a Moynehan Family revocable trust for which Mr. Moynehan and his wife are grantors and trustees.

(g)	Includes 28,325 shares held jointly by Mr. J. Murphy with his wife.

(h)	Includes 596 shares held directly by Dr. Reisman’s wife.

5% Shareholders:

The following table sets forth the beneficial ownership of the Company’s common stock as of March 7, 2016, by the one holder known by us to be the beneficial owner of more than 5% of the outstanding shares of our common stock. Beneficial ownership includes all shares of common stock for which the person or entity has sole or shared voting power or investment power.

Name	Shares Owned		Percent
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	847,586	(a)	6.52%	(b)

(a)
The listed number of our shares of the Company’s common stock by BlackRock, Inc. ("BlackRock") is based solely upon a Schedule 13G, Amendment No. 6, filed by BlackRock on January 25, 2016, with the SEC. In that amendment, BlackRock reported that as of December 31, 2015, it had sole dispositive power over all of these shares and the sole voting power with respect to 816,275 shares. BlackRock is an asset management company that provides asset management services to numerous mutual funds.

(b)	Percentage based on 13,000,580 shares of our common stock outstanding on March 7, 2016.

Our subsidiary banks, GFNB and SNB, in their capacities as fiduciary of numerous accounts in their respective Trust Departments, including, in the case of GFNB, as trustee of our Employee Stock Ownership Plan (“ESOP”), held between them 1,656,680 shares of our common stock, or 12.74% of the total shares outstanding and entitled to vote on
March 7, 2016, our record date. However, GFNB and SNB were the beneficial owners of only a relatively small number of these shares. Other persons, such as the individual ESOP participants, had the sole power to vote and/or direct the disposition of most of these shares. As a result, neither GFNB nor SNB were the beneficial owners of more than 5% of the shares of our common stock outstanding and entitled to vote on March 7, 2016.

Compensation Discussion and Analysis

Executive Summary:

The Compensation Discussion and Analysis section of our Proxy Statement provides our shareholders with an explanation of our NEO compensation philosophy, programs, policies and decisions, all within the context of our business environment and performance. Our goal is to present a clear and concise overview of our executive compensation practices and describe key changes from last year.

Ü 2015 Business Performance
The Company’s subsidiary banks, GFNB and SNB, operate and compete in a mature banking market that is characterized by intense and growing competition and high consumer expectations. We also own three insurance agencies located in and serving the same geographic area as many of our current bank offices.

Increasing regulation and a prolonged low-interest-rate environment were ongoing challenges in 2015. The Company, however, delivered a solid performance by adhering to a conservative business model that emphasizes a strong capital position, high loan quality, knowledge of our market and responsiveness to our customers. Results for the fiscal year ended December 31, 2015, included:

Shareholder Return	Growth	Asset Quality

A 2% stock dividend was distributed to our shareholders during 2015.

Cash dividends paid effectively increased 2%.

Stockholders’ equity reached a record high of $213.97 million at year-end, up 6.5% from year-end 2014.

Tangible book value per share increased 7.3% to $14.61.

	Total assets increased to a record high of $2.45 billion. The loan portfolio increased 11.4% to a record high of $1.57 billion. Total deposit balances grew 6.7% to $2.03 billion.	Nonperforming assets were only 0.36% of total assets as of December 31, 2015. Net loan charge-offs represented just 0.06% of average loans outstanding for the year.

Please refer to our 2015 Annual Report on Form 10-K for five- and 10-year comparisons of the total cumulative return (assuming reinvestment of dividends) for our common stock, as compared to the Russell 2000 Index, the NASDAQ® Banks Index and the Zacks $1B-$5B Bank Assets Index.

Ü Key Compensation Decisions and Actions
The business climate and our performance impacted various compensation decisions. The following is a summary of key actions taken by the Compensation Committee on executive compensation in 2015 and thus far in 2016, which are detailed later in this section.

•
Short-Term Incentive Plan Awards: In January of 2015 and 2016, bonus awards for NEOs were made in accordance with the Short-Term Incentive Plan (“STIP”) based on the achievement in the prior calendar year of specified performance results of the Company and the individual NEOs, respectively. Actual bonus payouts as a percentage of target were 95.9% on average in 2016.

•
Long-Term Incentive Plan Awards: In January of 2015 and 2016, grants of stock options were made to the NEOs under the 2013 LTIP. These awards were made, in each case, in light of personal and corporate accomplishments in the prior year and to incentivize accomplishments for the upcoming years. Generally, LTIP awards are provided to align NEOs’ interests with those of our shareholders and foster a long-term performance mindset among our Management team.

•
New Executive Officer: On January 28, 2015, David D. Kaiser was appointed Senior Vice President. He continues to serve as Chief Credit Officer and Executive Vice President for GFNB, Arrow’s lead subsidiary. This addition to the Arrow leadership team brings the number of Executive Officers to four.

Ü Executive Compensation Program Highlights
The Compensation Committee and Management strive to have an effective compensation program and strong governance with shareholder-friendly features. Some of these features are summarized below:

•
Hedging and Pledging Policies: All NEOs are prohibited from engaging in any speculative transaction designed to hedge or offset any decrease in market value of the Company’s securities, including hedging of the Company’s common stock. The Company requires Board approval prior to the pledging of any Company stock by an NEO.

•
Clawback Policy: The Company shall seek to recover any incentives paid or payable to an NEO on the achievement of financial or operational goals that subsequently are deemed by the Company to be inaccurate, misstated or misleading.

•
Stock Ownership Guidelines: The Company has stock ownership guidelines for NEOs. They are required to own a number of shares of the Company’s common stock equal to three times base salary for the CEO and one time base salary for other NEOs. Until the required ownership is attained, this policy restricts the NEO’s ability to sell shares of the Company’s common stock obtained through the LTIP.

•	No Tax Gross-Ups: The Company does not pay any taxes that are owed by its Executive Officers.

•
Double-Trigger Mechanism: Employment agreements for all NEOs include a “double-trigger” mechanism for change-of-control payments. In addition to a change-of-control event, the NEO must also be terminated without cause or terminate his own employment for good reason in order to receive special cash payments under the agreement. If terminated for cause, the NEO would not receive any cash severance payment or enhanced retirement benefits beyond the benefits described in “Potential Payments Upon Termination or Change of Control” within the Agreements with Named Executive Officers section.

•	No Stock Option Repricing: The Company has never repriced stock options. The 2013 LTIP prohibits repricing without shareholder approval.

•
Independent Consultants: The Compensation Committee has periodically engaged an independent compensation consultant to perform a comprehensive review of our executive compensation program and provide advice on a variety of compensation issues.

•	Risk Assessment: The Company implements a robust risk oversight and assessment framework to monitor our compensation programs for excessive risk to the Company or its shareholders.

2015 Compensation Philosophy and Program:

The purpose and goal of our executive compensation program is to attract and retain key executives and to motivate our executives to improve the Company’s long-term profitability within acceptable risk parameters. Annual determinations regarding executive compensation are based on corporate and individual performance, taking into account compensation paid to executives at comparably sized banks in our geographic area or similar areas.

Our executive compensation program consists of base salary, annual incentives, long-term incentives, ownership guidelines and executive benefits. The following is a discussion of the primary purpose of each element:

Ü Base Salary
Base salaries are set to recognize the responsibilities associated with the position and expectations with respect to the individual’s contribution to the Company. In setting or adjusting base salary levels for our NEOs, the Company considers the following factors: the executive’s position, individual performance, contribution to the Company, market salaries for similar positions, experience in that position, industry merit budgets, the Company’s overall financial performance and the individual’s role in that performance. Base salaries for the NEOs are reviewed and approved annually by the Compensation Committee, usually in January so the Compensation Committee can take into account performance results from the prior fiscal year-end. Other factors considered by the Compensation Committee include leadership and professional standing in the field of banking and financial services, commitment to the community and current market pay position relative to market benchmarking. Under the employment agreements that the Company enters into with individual NEOs, the Company’s ability to decrease the base annual salary of the NEO during the term of the agreement is limited. See the Agreements with Named Executive Officers section later in this Proxy Statement.

Ü Annual Incentives
All short-term incentive bonus awards under our STIP are designed to reward Company and individual performance relative to our annual performance goals. Our STIP is based on a comprehensive quantitative and qualitative assessment of both Company and individual performance. In setting goals under the STIP, the Compensation Committee considers multiple inputs, including but not limited to: specific financial goals, relative performance to our industry and individual performance. If circumstances arise such as major corporate transactions, unforeseen significant changes in the economy or industry-wide developments of an unexpected nature, the Compensation Committee may review and revise preestablished performance targets. The Compensation Committee, in its sole discretion, will determine, on a case-by-case basis, whether an NEO will receive a bonus award for the year and, if so, the amount of this bonus. No NEO has a contractual right to a bonus award under the STIP.

Each year, the Compensation Committee sets goals that will result in bonus awards only in years of successful financial performance by the Company. The target bonus award for any NEO is expressed as a percentage of that NEO’s base salary. For 2015, the bonus target awards for our NEOs were 40% of base salary for Mr. T. Murphy and 30% of base salary for Messrs. Goodemote, DeMarco and Kaiser.

The pool for the annual short-term incentive bonus awards to all eligible officers and employees of the Company is generally determined based on the total target awards for all participants for that year. Individual STIP awards may be adjusted above or below the target amount for the participant by the Compensation Committee based not only on the individual’s performance but also on Company performance, with the following limitations: (i) there will be no bonus awards to NEOs if the Company’s performance is less than 90% of target performance, and (ii) if the Company’s performance is greater than 110% of the target performance, the bonus awards are capped at 150% of the target payment.

The determination of the amount of the annual short-term incentive bonus awards for an individual NEO consists of the following three-part process:

1.
Company Performance: First, the Company’s performance is assessed on a weighted combination of five financial performance measures, which the Compensation Committee believes provide an appropriate portfolio of performance goals and a balanced perspective while ensuring sound risk management. The following table shows the performance measure and goal-weighting for 2015:

Company Performance Measure	Weighting for Goals (CEO)	Weighting for Goals (Other NEOs)
Net Operating Earnings using Internal NOE	60%	80%
ROE using Internal NOE	10%	5%
Efficiency Ratio	10%	5%
Non-Performing Loans	10%	5%
Net Charge-Offs	10%	5%

In measuring net income for the purpose of paying short-term incentive bonus awards, the Compensation Committee uses Internal Net Operating Earnings (“Internal NOE”), which is different from U.S. Generally Accepted Accounting Principles (“GAAP”) in that it represents the net income of the Company before taking into account significant nonrecurring items, net of tax. The significant nonrecurring items are reviewed by the Compensation Committee on a case-by-case basis to determine if each item would have a significant impact on the Company’s performance and, therefore, have an impact on the annual short-term incentive bonus awards made to our NEOs under the STIP. The Compensation Committee endeavors to align bonus awards with performance. Items are included to the extent that they are relevant, regularly recurring and deemed to be in the normal course of business operations.

2.
Individual Performance: Second, the Compensation Committee performs an overall assessment of the NEO’s performance based on subjective and objective criteria weighted toward Company and team-oriented goals. The Compensation Committee relies on input from the CEO for assessment of the other NEOs.

3.
Relative Weighting of Corporate and Individual Performance: The third and final step in assessing an NEO’s ultimate performance for purposes of the short-term incentive bonus awards is the determination by the Compensation Committee of the relative weighting to be assigned to Company performance versus individual performance for that particular NEO. Typically, the relative weighting for NEOs is based on their particular position with the Company. For 2015, Mr. T. Murphy was evaluated exclusively, or 100%, on the Company’s performance, and Messrs. Goodemote, DeMarco and Kaiser were evaluated 50% on the Company’s performance and 50% on individual performance.

Historically, the Compensation Committee meets at the beginning of each year to determine short-term incentive bonus awards for the previous year, when the Company’s final year-end performance is known and can be accurately measured. At the same meeting, the Compensation Committee also typically sets the STIP goals for the current year.

Although there is a formula for determining the dollar amount of the annual short-term incentive bonus awards under the STIP, the Compensation Committee retains full discretion for making these awards to all our NEOs. Simply meeting pre-established performance thresholds does not require payment of any award. There have been years in which awards could have been paid based on the formula but, in fact, were not paid because the Compensation Committee did not deem awards to be appropriate based on a more holistic evaluation of both relative and absolute performance.

Ü Long-Term Incentives
The long-term incentive plan is designed to align the goals of our NEOs with those of our shareholders. Long-term incentive compensation is provided through the Company’s 2013 LTIP, which authorized the issuance of a maximum 450,000 shares of Company common stock, of which 401,000 shares remained available at year-end 2015.

The 2013 LTIP allows for multiple equity forms, such as restricted stock and stock options. Historically, the Company has provided long-term incentive compensation only in the form of stock options, which only provide value to our NEOs or any eligible recipients if the Company’s stock price increases. The long-term incentive component of our executive compensation program is intended to recognize Management collaboration and drive shareholder value creation, which encourages alignment of our NEOs' interests with those of our shareholders. Equity awards are discretionary and when awarded by the Compensation Committee, typically reflect, to some degree, the Company’s and the individual’s prior-year performance. Stock options granted under our long-term incentive plan normally vest 25% per year over a four-year period, which reinforces the long-term nature of the grant and promotes retention of our top performers. The exercise price for stock option awards is set at 100% of the market closing price of the stock on the date of grant. The Company’s annual stock option awards are generally granted at the same time each year, in January, shortly after the close of the Company’s fiscal year. Furthermore, the provisions of our long-term incentive plan do not allow “backdating” or “reloading” of option grants. Repricing of our stock option grants is only permitted with shareholder approval.

Ü Stock Ownership Guidelines
In order to better align the interests of the NEOs with those of our shareholders, the Company adopted stock ownership requirements for our NEOs in January 2011. Under our Stock Ownership Guidelines, the NEOs are required to own a number of shares of the Company’s common stock equal to three times base salary for the CEO and one time base salary for other NEOs. Until the required ownership is attained, this policy restricts the NEO’s ability to sell shares of the Company’s common stock obtained through the LTIP. These stock ownership requirements are measured by the Compensation Committee each year, using holdings valued as of December 31 of the previous year. Common shares owned outright or vested shares held through benefit plans are currently counted toward the stock ownership requirement. Conversely, unexercised stock options do not count toward the stock ownership requirement. Individuals have five years from appointment or promotion as an NEO to meet these requirements. The independent members of the Board have the discretion to address and approve exceptions on a case-by-case basis.

Ü Executive Benefits
The executive benefit program is intended to provide appropriate security and benefits for our NEOs, allowing them to focus on managing the business. Generally, NEOs are eligible for the benefits package we offer to our full-time employees, which includes medical, dental, life/long-term disability insurance and qualified retirement plans. In addition, our executive compensation program includes other select benefits summarized below. These benefits are provided in furtherance of the goal of providing NEOs with a comprehensive and competitive compensation package, taking into consideration both market and best practices. All forms of executive benefits are reviewed and approved by the Compensation Committee.

•
Broad-based and Select Executive Retirement Plans: The Company provides a qualified retirement plan (with a non-matching 401(k) feature) as well as an ESOP to all eligible full-time employees, including NEOs. The Company may provide additional retirement benefits to NEOs on a case-by-case basis, either through the Company’s non-qualified Supplemental Executive Retirement Plan ("SERP") or through individual awards to NEOs of additional retirement benefits under some other tax-qualified or nonqualified plan or program. There are two types of awards under the SERP, each of which may be granted at the Compensation Committee’s discretion: (i) a “makeup” benefit that is designed to provide the recipients with a level of benefit that they would have received under the Retirement Plan if there were no limitations on eligible compensation in the Internal Revenue Code, and (ii) an additional award of special retirement benefits to any NEO or other senior executive prior to his or her retirement to reward special service and contribution to the Company. As of December 31, 2015,
Messrs. T. Murphy, Goodemote and DeMarco were all designated to participate in the makeup benefit feature under the first part of the SERP.

•
Deferred Compensation Plan: The Company maintains a nonqualified deferred compensation plan for NEOs, under which they may elect to defer some or all of their salary and bonus until retirement. The deferred amounts accumulate interest at a rate equal to the highest rate currently being paid on individual retirement accounts by GFNB. Although all of the NEOs were eligible to participate, none did in 2015. This deferral plan is further discussed in “Nonqualified Deferred Compensation” within the Executive Compensation section.

•
Executive Perquisites: The Company provides very limited perquisites to its NEOs. In 2015, Messrs. T. Murphy, Goodemote, DeMarco and Kaiser each received the personal use of a company automobile and reimbursement of country club dues or a golf course membership. No other perquisites were provided.

•
Employment Agreements with Named Executive Officers: Historically, the Company has entered into employment agreements or limited change-of-control agreements with its NEOs. The Company currently has three-year employment agreements with Messrs. T. Murphy and Goodemote and two-year agreements with Messrs. DeMarco and Kaiser. In January of each year, the Compensation Committee reviews the key terms of each NEO employment agreement and determines whether to offer the NEO a replacement agreement of at least the same duration and is otherwise at least as favorable to the NEO as his current agreement. Effective
February 1, 2016, the Company entered into new employment agreements with the NEOs.

The replacement employment agreements entered into with each of the NEOs contain standard terms relating to salary, position, duties and benefits, as well as special cash payments following a change of control of the Company accompanied or followed by a termination of the NEO’s employment by the Company other than for cause or by the NEO himself for good reason. These agreements do not provide any right to receive a payment under the STIP, to receive stock awards under the LTIP, or to receive any additional retirement benefits under our retirement plan or SERP. The Compensation Committee and our Board will continue to review the appropriateness of employment agreements on a case-by-case basis. These employment agreements are described in more detail in the Agreements with Named Executive Officers section.

The Company from time to time enters into consulting agreements with retiring Executive Officers to ensure a smooth transition of an operating function from the retiree to his or her successor and/or to ensure the Company has access to the retiree's expertise for a period of time. Mr. Hoy, the Company’s former CEO, serves under such a post-retirement consulting arrangement until December 31, 2018; this agreement is further described in
“Mr. Hoy's Consulting Agreement” within the Voting Item 1 – Election of Directors section.

The Company believes these five components – base salary, annual incentives, long-term incentives, ownership guidelines and executive benefits – comprise a total compensation program that both aligns pay and performance and supports a total rewards approach to executive compensation. Our executive compensation program is reviewed at least annually by the Compensation Committee to ensure that various considerations such as security versus performance, fixed versus variable, short-term versus long-term, cash versus equity-based compensation, and benefits provided are and remain appropriate in light of market trends and the Company’s primary business objectives. Our policy and practice is to consider the Company’s performance compared to peer and industry performance, as well as market compensation levels, when making our short- and long-term compensation decisions to ensure our compensation package effectively reflects performance.

2015 Process for Determining Executive Compensation:

Ü Role of the Compensation Committee, Independent Consultants and Management
The Compensation Committee oversees our executive compensation policies and process, is responsible for the final decisions on many components of executive compensation for the CEO and the other NEOs, and makes recommendations to the full Board on other components such as employment agreements. The Compensation Committee is responsible for reviewing and approving all aspects of compensation of our CEO and other NEOs, and it receives input from the CEO and the full Board on key compensation policy issues. Each of the five Directors who serve on the Compensation Committee meet the general independence test for directors, as well as the particular independence qualifications for Compensation Committee members under the NASDAQ® listing requirements.

The Compensation Committee is authorized to seek the assistance of independent compensation consultants. These consultants are paid by the Company, but are hired by, directed by and report directly to the Compensation Committee. During 2015, the Compensation Committee retained the services of Pearl Meyer & Partners, LLC
(“Pearl Meyer”), an independent outside consulting firm specializing in executive and board compensation, to provide assistance regarding executive compensation and support with compensation policies and proxy disclosure. Pearl Meyer provides no other consulting services for the Company.

Our CEO provides the Compensation Committee with an annual review of his own goals for the Company, including broad performance and personal goals, as well as a performance assessment for each of the other NEOs. Management also provides information and data on Company and individual performance and executive compensation to the Compensation Committee. Although our CEO provides insight and recommendations regarding NEO compensation, it is the Compensation Committee that votes on decisions regarding NEO compensation. Where appropriate, the Board will also make recommendations or determinations or give its approval regarding NEO compensation. Although the Compensation Committee meets with our CEO to obtain his views, goals and assessments regarding compensation matters, as discussed above, the decisions regarding his compensation package are made solely by the Compensation Committee without the CEO or other NEOs present.

Ü Benchmarking
In setting program targets and making compensation decisions, the Compensation Committee uses a variety of data sources and information related to market practices for bank holding companies similar to the Company. The Compensation Committee may engage independent compensation consultants on a periodic basis to conduct comprehensive competitive reviews.

The Compensation Committee relies on three key reports, as summarized below, to ascertain market-competitive guidelines for base salary, short- and long-term incentive targets, and estimated total direct compensation, with ranges for performance. The guidelines allow the Compensation Committee to see the potential pay and range of pay for each executive role and provide a framework for consideration by the Compensation Committee in setting targeted pay levels going forward.

Each year, the Compensation Committee reviews peer group data – from the Executive Compensation Review for Banks and Thrifts prepared annually by SNL Financial (“SNL”) – to obtain executive compensation and performance data relative to a peer group. Further, the Compensation Committee reviews annually a survey compiled by Management of the executive compensation paid by regional and local financial institutions based on the most recent proxy statements filed by those institutions with the SEC. Both the SNL and Management surveys are updated annually.

In addition, the Compensation Committee periodically commissions an independent outside consulting firm to conduct a comprehensive review of the Company’s executive compensation program. In 2015, Pearl Meyer was hired to revise and update the comprehensive review it previously prepared in 2012. The purpose of the 2015 Pearl Meyer report (the “Pearl Meyer Report”) was to provide an independent and objective analysis of all elements of compensation, individually and in aggregate, relative to market and peer group practices. Pay mix and an assessment of the pay-for-performance relationship were also presented to the Compensation Committee to provide foundational information to support compensation decisions for Management.

A primary data source used in the Pearl Meyer Report for determining the competitive market for the compensation of our NEOs was the information publicly disclosed by a peer group of other publicly traded banks. This peer group, which is larger than the peer group that Management has used in its recent annual reviews for the Committee of the executive compensation being paid by our peers, was developed by Pearl Meyer using objective parameters that reflect bank holding companies of similar asset size located in our general geographic region.

The 2015 peer group contained in the Pearl Meyer Report, which is listed below, consisted of 18 bank holding companies in Connecticut, Maine, Massachusetts, New Jersey, Ohio, Pennsylvania, Virginia and Vermont that ranged from approximately $1 billion to $3 billion in assets, positioning the Company at approximately the median for size ($2.2 billion in assets):

Blue Hills Bancorp, Inc.        First Connecticut Bancorp, Inc.        Peapack-Gladstone Financial Corp.
Camden National Corp.        First Defiance Financial Corp.        Peoples Bancorp Inc.
Citizens & Northern Corp.        Hampton Roads Bankshares, Inc.    Peoples Financial Services Corp.
CNB Financial Corp.        Merchants Bancshares, Inc.        Sun Bancorp, Inc.
Enterprise Bancorp, Inc.        OceanFirst Financial Corp.        Univest Corporation of Pennsylvania
First Community Bancshares, Inc.    Orrstown Financial Services, Inc.     Westfield Financial, Inc.

In addition to the regional peer group data, the Pearl Meyer Report used data from other banking industry surveys that reviewed bank holding companies of similar asset size and regions to that of the Company.

Ü Performance Analysis
In addition to benchmarking, the Compensation Committee and Board also review the Company’s performance relative to other bank holding companies in a broader peer group as defined in the Federal Reserve Bank’s “Bank Holding Company Performance Report,” which contains data from a peer group consisting of all U.S. bank holding companies with between $1.0 billion and $3.0 billion in total assets (the “Fed Peer Group”).

Set forth below is a comparison between the Company’s financial performance across several key performance metrics for the 12-month period ended December 31, 2015, and the performance across these same metrics for the nine-month period ended September 30, 2015, by the Fed Peer Group – the most recent information available at the time the Compensation Committee met in January to review performance.

This comparison shows that the Company continued to be among the top-performers and that our operating results and asset quality ratios withstood the ongoing stresses of the financial sector, including the historically low interest rate environment that continued in 2015 better than many of our competitors in this national peer group.

Key Performance Metric	Arrow Financial Corporation 12/31/2015	Federal Reserve Bank Peer Data 09/30/2015
Profitability Ratios (Higher is Better)
ROA – Return on Average Assets	1.05%	0.93%
ROE – Return on Average Equity	11.86%	8.61%
Asset Quality (Lower is Better)
Net Loans Charged-Off as a Percentage of Average Loans	0.06%	0.08%
Nonperforming Loans as a Percentage of Period-End Loans	0.44%	0.87%
Efficiency Ratio (Lower is Better)	58.09%	68.24%

Executive Compensation Decisions:

Ü January 2015 Base Salary Decisions
The Compensation Committee met in January 2015 to review corporate and individual executive performance for 2014. Please see our 2015 Proxy Statement and our 2014 Annual Report on Form 10-K for a detailed review of the Company’s 2014 financial performance.

Based on the performance of the Company and the individuals, the Compensation Committee approved the base salaries below for the Named Executive Officers effective January 1, 2015. In addition to merit, Mr. DeMarco’s 2015 salary increase included the second in a two-part market adjustment.

Named Executive Officer	2014 Salary	January 2015 Raise		2015 Salary
		% of Base Salary	Amount
Thomas J. Murphy	$306,000	4.6%	$14,000	$320,000
Terry R. Goodemote	$235,000	—	—	$235,000
David S. DeMarco	$225,000	7.6%	$17,000	$242,000

Ü January 2016 Base Salary Decisions
The Compensation Committee met in January 2016 to review corporate and individual executive performance for 2015. Please see “2015 Business Performance” earlier in this section and our 2015 Annual Report on Form 10-K for a detailed review of the Company’s 2015 financial performance.

Based on the performance of the Company and the individuals, the Compensation Committee approved the base salaries below for the Named Executive Officers effective January 1, 2016.

Named Executive Officer	2015 Salary	January 2016 Raise		2016 Salary
		% of Base Salary	Amount
Thomas J. Murphy	$320,000	3.75%	$12,000	$332,000
Terry R. Goodemote	$235,000	2.13%	$5,000	$240,000
David S. DeMarco	$242,000	3.31%	$8,000	$250,000
David D. Kaiser	$200,000	5.00%	$10,000	$210,000

Ü Short-Term Incentive Award Decisions
In determining the short-term incentive bonus awards for NEOs at any year-end, the Compensation Committee carefully considers the recent financial performance of the Company, strategic results such as product and market expansion, as well as individual performance factors such as leadership and commitment to the community. The amounts of such awards are principally determined based on the achievement of pre-established Company performance targets, as well as an overall individual assessment. See “Annual Incentives” earlier in this section for further detail.

At a meeting in January 2016, the Compensation Committee reviewed the parameters and results of the 2015 short-term incentive bonus award goals for its NEOs. Based on the final results of the Company’s performance, the amounts of the short-term incentive bonus awards to be paid under the STIP were determined for Messrs. T. Murphy, Goodemote, DeMarco and Kaiser. As noted earlier in this section, the Compensation Committee uses an Internal NOE calculation to measure its performance goals. Internal NOE is calculated on a basis other than GAAP, in that Internal NOE represents the net income of the Company before significant nonrecurring items, net of tax. The decision by the Compensation Committee to eliminate significant nonrecurring items from the award review process could result in an Internal NOE that is higher or lower than net income reported in conformity with GAAP.

In 2015, the Internal NOE was lower than GAAP net income (i.e., GAAP net income was $24.662 million while the Internal NOE used to calculate the short-term incentive bonus awards was $24.461 million, or approximately $201,000 less). This was the result of the exclusion of net gains recognized by the Company on the sale of long-term investments. The Compensation Committee determined that exclusion of these items and the consideration of additional factors were appropriate for purposes of determining the annual STIP bonus awards and resulted in lower annual awards to the NEOs than would have been the case without the exclusion and factors.

The following table provides a comparison of the Company’s 2015 target performance goals, the 2015 actual results and 2015 peer data (through September 30, 2015) drawn from the Federal Reserve Bank’s Bank Holding Company Performance Report. The weighting used by the Compensation Committee in determining annual awards is described earlier in this section. The Federal Reserve Bank Peer Group Data provided in this table consisted of all U.S. Bank Holding Companies having between $1.0 billion and $3.0 billion in total assets. The September 30, 2015, peer group data was the most recent available during the Compensation Committee’s review at the January 2016 meeting.

Performance Measure	2015 Goal	2015 Actual	Federal Reserve Bank Peer Data 09/30/15
Net Operating Earnings “Internal NOE”	$24.0 million	$24.461 million	N/A
ROE using Internal NOE (Higher is Better)	> 12%	11.76%	8.61%
Efficiency Ratio (Lower is Better)	< 57%	58.21%	68.24%
Non-Performing Loans (Lower is Better)	< .50%	0.44%	0.87%
Net Charge-Offs (Lower is Better)	< .15%	0.06%	0.08%

The Company’s financial performance for 2015 was above many of the established target levels and exceeded peer group performance across these metrics, based on the performance of the Fed Peer Group. The amount of the STIP award for each individual NEO was based upon these corporate considerations, as well as individual performance toward the established 2015 goals. The Compensation Committee approved the following 2015 STIP awards at its January 2016 meeting:

Named Executive Officer	2015 Annual Incentive Target Award		2015 Annual Incentive Actual Awards
	Amount	% of Base Salary	Amount	% of Base Salary
Thomas J. Murphy	$128,000	40%	$125,000	39.1%
Terry R. Goodemote	$70,500	30%	$60,000	25.5%
David S. DeMarco	$72,600	30%	$72,500	30.0%
David D. Kaiser	$60,000	30%	$60,000	30.0%

Ü January 2015 Long-Term Incentive Award Decisions
At its January 2015 meeting, the Compensation Committee decided to make stock option awards consistent with the grants of January 2014. The following stock option awards were granted at an exercise price of $25.86, the closing price of our common stock on the date of grant, and vest ratably over a four-year period:

Named Executive Officer	Stock Option Grants in January 2015 (# shares)	Grant Date Fair Value of January 2015 Option Awards
Thomas J. Murphy	10,000	$57,827
Terry R. Goodemote	5,000	$28,913
David S. DeMarco	5,000	$28,913
David D. Kaiser	2,500	$14,457

Ü January 2016 Long-Term Incentive Award Decisions
At its January 2016 meeting, the Compensation Committee decided to make stock option awards consistent with the grants of January 2015. The following stock option awards were granted at an exercise price of $25.85, the closing price of our common stock on the date of grant and vest ratably over a four-year period:

Named Executive Officer	Stock Option Grants in January 2016 (# shares)	Grant Date Fair Value of January 2016 Option Awards
Thomas J. Murphy	10,000	$57,707
Terry R. Goodemote	5,000	$28,853
David S. DeMarco	5,000	$28,853
David D. Kaiser	5,000	$28,853

Other Compensation-Related Matters:

Ü Risk Oversight
The Company carefully monitors its compensation levels to ensure they reflect an appropriate balance of pay-for-performance within acceptable risk parameters. We believe incentive compensation awards should be aligned with the institution’s overall business strategy and support its desired risk profile. To that end, each year Management conducts an internal compensation risk assessment to understand the various elements of its overall compensation program, including all incentives. As part of the exercise, in 2015, Management completed an inventory of our existing compensation programs, including incentives; evaluated the plans; determined the existence of Management and Committee oversight; considered appropriate risk mitigants; and assigned a risk rating based on documentation to support these controls. The Company recognizes that an effective incentive program should encourage and reward appropriate performance and requires an appropriate amount of risk-taking, which is in the long-term benefit of the Company and shareholders. Based on our evaluation, the Company has determined its compensation programs and policies do not create excessive and unnecessary risk taking. Our determination is supported by the following key attributes:

•	Our compensation program contains an appropriate balance of fixed and variable compensation.

•	The Company offers incentive compensation in multiple forms, including, historically, the award of stock options that are tied to multi-year performance.

•
Our STIP contains both a threshold and maximum payment, protecting the Company from the extreme levels of risk that accompany unlimited upside incentive compensation programs and inappropriate pay and performance alignment. Although there is a formula for determining the dollar amount of the annual STIP bonus awards, the Compensation Committee retains full discretion for making STIP bonus awards to all our Executive Officers. There have been years in which these awards could have been made based on the formula but were not given to the Executive Officers.

•	The Company has share ownership guidelines that further promote and incentivize long-term thinking to serve the best interests of the Company.

•	Our benefits programs are competitive with the market and provide for reasonable base line levels of health, welfare and security, further enhancing the risk-mitigating aspects of our overall program.

•
We have adopted a “clawback” policy that will allow us to seek to recover any incentive paid or payable to an Executive Officer on the achievement of financial or operational goals that subsequently are deemed by the Company to be inaccurate, misstated or misleading.

The Company and its Board, including the Compensation Committee, will continue to ensure that proper policies are maintained to monitor ongoing risk management and assessment of compensation practices.

Ü Hedging and Pledging Policies
The Board has hedging and pledging policies for its Directors and Executive Officers who are subject to the SEC’s Section 16 reporting requirements. The policy prohibits Directors and Section 16 Officers from entering into financial transactions designed to hedge or offset any decrease in market value of Company common stock. In addition, Directors and Section 16 Officers must obtain Board approval prior to entering into any agreement involving the pledge or other use of Company stock as collateral in a financial arrangement.

Ü Impact of Accounting and Tax on the Form of Compensation
The Compensation Committee and Management consider the accounting and individual and corporate tax consequences of the compensation plans prior to making changes. The Compensation Committee has considered the impact of the expense, which will be recognized by the Company in accordance with FASB ASC TOPIC 718, on the Company’s use of equity incentives.

Section 162(m) of the Internal Revenue Code limits deductibility by the Company of non-exempt taxable compensation paid to NEOs to a maximum of $1 million per annum. Taxable compensation is exempt from this limit on deductibility if it is “performance-based.” In the Company’s case, neither base salary nor STIP payments are considered performance-based, hence neither would be exempt from “compensation” for purposes of measuring an NEO’s compensation in any year against the $1 million deductible limit. Conversely, compensation income realized by NEOs upon exercise of stock options granted under our LTIP is deductible from the definition of “compensation.” Based on the current salaries being paid to our NEOs and the expected range of possible future performance awards that might be paid to our NEOs in upcoming years, the Company does not believe that the non-deductibility for tax purposes of any component of the compensation payable to its NEOs under Section 162(m) is a likely concern but will continue to evaluate this issue in future years.

Compensation Committee Report:

The Compensation Committee of the Board has reviewed and discussed with Management the Compensation Discussion and Analysis section, as required by Item 402(b) of the SEC’s Regulation S-K and the Compensation Committee’s Charter. Based on its review and discussion, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

David G. Kruczlnicki, Chairman         Michael B. Clarke
Gary C. Dake                Elizabeth O’Connor Little
William L. Owens

Executive Compensation

This Executive Compensation section includes several tables with details of the compensation actually paid and/or awarded to certain Named Executive Officers of the Company (the NEOs) for each of the last three fiscal years. Tables included in this section are:

•	Summary Compensation

•	Grants of Plan-Based Awards

•	Outstanding Equity Awards at Fiscal Year-End

•	Option Exercises and Stock Vested

•	Pension Benefits

Summary Compensation Table:

The following table sets forth information concerning total compensation paid to and compensatory awards received by each of the NEOs in each of the relevant years:

Name and Principal Position	Year	Salary	Bonus	Stock Awards	Option Awards (a)	Non-Equity Incentive Plan Compensation (b)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (c)	All Other Compensation (d)	Total
Thomas J. Murphy President and CEO	2015	$320,000	—	—	$57,827	$125,000	$59,397	$12,756	$574,980
	2014	$306,000	—	—	$60,432	$137,000	$42,133	$11,455	$557,020
	2013	$300,000	—	—	—	$100,000	$17,299	$9,154	$426,453
Terry R. Goodemote Executive Vice President, Treasurer and CFO	2015	$235,000	—	—	$28,913	$60,000	$29,904	$11,556	$365,373
	2014	$235,000	—	—	$30,216	$69,000	$41,663	$10,255	$386,134
	2013	$230,000	—	—	—	$56,500	$17,369	$8,057	$311,926
David S. DeMarco Senior Vice President	2015	$242,000	—	—	$28,913	$72,500	$31,778	$11,651	$386,842
	2014	$225,000	—	—	$30,216	$75,500	$36,415	$10,350	$377,481
	2013	$210,000	—	—	—	$53,000	$24,318	$7,962	$295,280
David D. Kaiser Senior Vice President (e)	2015	$200,000	—	—	$14,457	$60,000	$28,993	$11,054	$314,504

(a)
This column sets forth the dollar value of option awards granted under the Company’s compensatory stock plans for each of the listed years, calculated in accordance with FASB ASC TOPIC 718. No stock options were granted to NEOs or other employees in 2013.The estimated value of each stock option granted in 2014 was $6.04 per option share (all grants made on January 29, 2014, under the 2013 LTIP) and the estimated value of each stock option granted in 2015 was $5.78 per option share (all grants made on January 28, 2015, under the 2013 LTIP), in each case using the Black-Scholes model to estimate fair value. All such stock options vest ratably in equal installments over the first four anniversaries following the date of grant.

(b)
This column sets forth the short-term incentive bonus payments made under the Company’s STIP for each of the listed years, based on the financial performance of the Company, strategic Company results and individual performance factors during that year. STIP amounts payable for a given year are generally paid in January of the succeeding year.

(c)
This column sets forth the actuarial increase during each of the listed years in the present value of the retirement benefits under qualified pension plans and nonqualified deferred compensation plans established by the Company that cover such NEO, determined using interest rate, mortality rate and other assumptions consistent with those used in the Company’s financial statements. The increase in present value of retirement benefits reported for each of the NEOs for 2015 includes (i) under the Company’s Employees’ Pension Plan (“Pension Plan”), $30,510 for Mr. T. Murphy, $23,128 for Mr. Goodemote, $26,234 for Mr. DeMarco, and $28,993 for

Mr. Kaiser and (ii) under the Company’s SERP, $28,887 for Mr. T. Murphy, $6,776 for Mr. Goodemote and $5,544 for Mr. DeMarco.

(d)	All Other Compensation includes the following components for 2015:

Name	Company Contribution to ESOP	Life Insurance Premiums Paid by Company for Benefit of NEO	Dollar Value of Discount in Share Price for Company Common Stock Purchased Under Employees' Stock Purchase Plan	Total Other Compensation
Thomas J. Murphy	$11,108	$385	$1,263	$12,756
Terry R. Goodemote	$11,108	$385	$63	$11,556
David S. DeMarco	$11,108	$385	$158	$11,651
David D. Kaiser	$10,490	$375	$189	$11,054

(e)	Mr. Kaiser became an Executive Officer of the Company on January 28, 2015.

Grants of Plan-Based Awards Table:

As noted in the Compensation Discussion and Analysis, the Company provides officers and key employees with both an annual short-term incentive plan (STIP) and a long-term incentive plan (LTIP) to attract and retain such officers and employees and to motivate them to improve the Company’s short- and long-term performance, respectively.

The STIP bonus payable to covered individuals, including NEOs, is based on a comprehensive quantitative and qualitative assessment of both Company and individual performance. The target incentive awards, if awards are made for the year, are defined as a percentage of the covered person’s base salary. For 2015, the STIP bonus target incentive awards for the NEOs were 40% of base salary for Mr. T. Murphy and 30% of base salary for Messrs. Goodemote, DeMarco and Kaiser. The amounts listed in the table below represent each NEO’s 2015 target incentive award, as well as his threshold incentive award (50% of target) and maximum incentive award (150% of target). The Compensation Committee, in its sole discretion, will determine on a case-by-case basis whether an NEO will receive a STIP bonus payment for the year and, if so, the amount of this bonus, which typically falls within the limits set forth above. Because a STIP bonus payment is discretionary, no NEO has a contractual right to a bonus under the STIP, even if the pre-established quantitative performance standards for the Company or the Company function for which the NEO is responsible have been met, or the NEO’s individual performance standards have been met. There have been years in which the Company and the NEOs have satisfied their quantitative or individual performance targets but no STIP bonuses have been declared or paid, as determined by the Compensation Committee.

Historically, the Company has limited its grants of stock-based awards under its long-term incentive plans to stock options. The Company’s 2013 LTIP and its predecessor plans allow for the granting of stock options and other stock-based awards as a long-term incentive component within our overall compensation program.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards
		Threshold (a)	Target	Maximum	Threshold	Target	Maximum
Thomas J. Murphy	—	$64,000	$128,000	$192,000	—	—	—	—	—	—	—
	1/28/15								10,000	$25.86	$57,827
Terry R. Goodemote	—	$35,250	$70,500	$105,750	—	—	—	—	—	—	—
	1/28/15								5,000	$25.86	$28,913
David S. DeMarco	—	$36,300	$72,600	$108,900	—	—	—	—	—	—	—
	1/28/15								5,000	$25.86	$28,913
David D. Kaiser	—	$30,000	$60,000	$90,000	—	—	—	—	—	—	—
	1/28/15								2,500	$25.86	$14,457

(a)
The threshold incentive award to any covered person under the STIP, including an NEO, is not the minimum bonus payment such person may receive under the STIP. The Compensation Committee may choose to pay a bonus under the STIP to any covered person, including an NEO, that is less than the threshold incentive award for such person, or not to pay such person any bonus under the STIP, even if applicable performance thresholds or targets have been met by the Company and/or such person for the year in question.

Outstanding Equity Awards at Fiscal Year-End Table:

The following table shows all outstanding stock-based awards held by each NEO as of December 31, 2015. All such awards consist of stock options to acquire the Company’s common stock granted under the Company’s 2013 LTIP or its predecessor plans. The number of shares and exercise prices on this table have been adjusted for the 2% stock dividend distributed on September 28, 2015.

Name	Securities Underlying Unexercised Options (Exercisable)	Securities Underlying Unexercised Options (Unexercisable) (a)	Equity Incentive Plan Awards: Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Shares or Units of Stock Not Vested	Market Value of Shares or Units of Stock Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights Not Vested
Thomas J. Murphy	2,789	—	—	$22.85	1/26/2021	—	—	—	—
	8,118	2,706	—	$23.48	1/25/2022	—	—	—	—
	2,601	7,804	—	$24.03	1/29/2024	—	—	—	—
	—	10,200	—	$25.35	1/28/2025	—	—	—	—
Terry R. Goodemote	3,000	—	—	$18.35	11/28/2017	—	—	—	—
	4,139	—	—	$19.10	1/21/2019	—	—	—	—
	4,019	—	—	$21.40	1/27/2020	—	—	—	—
	3,903	—	—	$22.85	1/26/2021	—	—	—	—
	4,059	1,353	—	$23.48	1/25/2022	—	—	—	—
	1,300	3,902	—	$24.03	1/29/2024	—	—	—	—
	—	5,100	—	$25.35	1/28/2025	—	—	—	—
David S. DeMarco	4,019	—	—	$21.40	1/27/2020	—	—	—	—
	3,903	—	—	$22.85	1/26/2021	—	—	—	—
	2,841	947	—	$23.48	1/25/2022	—	—	—	—
	1,300	3,902	—	$24.03	1/29/2024	—	—	—	—
	—	5,100	—	$25.35	1/28/2025	—	—	—	—
David D. Kaiser	3,046	—	—	$20.41	11/29/2016	—	—	—	—
	2,958	—	—	$18.35	11/28/2017	—	—	—	—
	2,958	—	—	$19.10	1/21/2019	—	—	—	—
	2,870	—	—	$21.40	1/27/2020	—	—	—	—
	2,789	—	—	$22.85	1/26/2021	—	—	—	—
	2,029	677	—	$23.48	1/25/2022	—	—	—	—
	650	1,951	—	$24.03	1/29/2024	—	—	—	—
	—	2,550	—	$25.35	1/28/2025	—	—	—	—

(a)	All stock options vest ratably in equal installments over the first four anniversaries following the date of the grant.

Option Exercises and Stock Vested Table:

The following table sets forth information regarding the stock options that were exercised by each NEO during 2015:

Name	Option Awards		Stock Awards
	Number Shares Acquired on Exercise (a)	Value Realized on Exercise (b)	Number Shares Acquired on Vesting	Value Realized on Vesting
Thomas J. Murphy	—	—	—	—
Terry R. Goodemote	4,794	$39,116	—	—
David S. DeMarco	4,264	$34,325	—	—
David D. Kaiser	—	—	—	—

(a)	Represents the total number of shares subject to stock options that the NEO exercised during the year.

(b)
Represents the “spread” of options on the date of exercise, i.e., the difference between the dollar value of the shares of common stock for which options were exercised, based on the market price of our common stock on the date of exercise, and the exercise price (purchase price) of such shares under the options.

Pension Benefits Table:

The Company maintains a qualified retirement plan for eligible employees who have attained the age of 18, completed one year of service and work a minimum of 1,000 hours per calendar year. Eligible compensation under the retirement plan includes salary, overtime, sick pay, bonuses and other cash and non-cash benefits.

Participants in the retirement plan with 25 years of service may retire at any age, participants with 10 years of service may retire at or after age 55, and participants with five years of service may retire at or after age 65. For early retirement prior to age 65, annuity payments, if elected, would be reduced by 0.25% for each month the participant elects to retire before age 65. Participants who are eligible to retire may not commence receipt of their benefit prior to age 55.

The Company maintains an unfunded, non-qualified SERP, in part for the benefit of NEOs, as determined by the Compensation Committee on a case-by-case basis. The SERP contains both a qualified retirement plan “makeup” benefit feature and a special additional SERP benefit feature. For those NEOs who are selected to receive the “makeup” benefit feature, it provides enhanced installment payments post-retirement that are designed to give the NEO the overall level of retirement payments he would have received under the retirement plan if there were no limitations on eligible compensation to high-paid personnel in the Internal Revenue Code. Under the additional SERP benefit feature, the Company is authorized to grant to selected NEOs additional payments upon their retirement, typically structured as post-retirement installment payments, the amounts of which are determined on a case-by-case basis by the Compensation Committee at or before the time of retirement. At this time, Messrs. T. Murphy, Goodemote, and DeMarco have been selected by the Compensation Committee to participate in the “make-up” benefit feature of the SERP. None of the NEOs participate in the special additional benefit feature of the SERP.

The following table sets forth the present value of accumulated benefits under qualified and non-qualified retirement plans of the Company payable to each NEO as of December 31, 2015, and the number of years of service credited to them under the plans. The present value was determined using interest rate and mortality rate assumptions consistent with those described in Note 13 in Item 8 of the Company’s consolidated financial statements as of and for the fiscal year ended December 31, 2015, as included in the Company’s Annual Report on Form 10-K.

Name	Plan Name	Years of Credited Service	Value of Accumulated Benefit as of 12/31/15	Payments During Last Fiscal Year
Thomas J. Murphy	Retirement Plan	10.00	$138,387	—
	SERP	3.00	$50,511	—
Terry R. Goodemote	Retirement Plan	23.08	$249,281	—
	SERP	3.00	$13,547	—
David S. DeMarco	Retirement Plan	28.08	$363,429	—
	SERP	3.00	$5,762	—
David D. Kaiser	Retirement Plan	15.00	$223,595	—
	SERP	N/A	N/A	N/A

Nonqualified Deferred Compensation:

The Company has an Executive Officer Deferred Compensation Plan (“Officers’ Deferral Plan”) under which an Executive Officer may elect on a year-to-year basis to defer until retirement all or a portion of his salary or bonus payments otherwise payable to him during and for such year. Amounts deferred earn interest at a rate equal to the highest rate currently being paid on individual retirement accounts by the Company’s principal subsidiary, GFNB. None of the NEOs elected to defer salary or bonus payments under the plan in 2015 or in previous years.

Agreements with Named Executive Officers

Employment Agreements:

The Company has employment agreements with Messrs. T. Murphy, Goodemote, DeMarco and Kaiser. Mr. T. Murphy serves as President and CEO; Mr. Goodemote serves as Executive Vice President, Treasurer and CFO; Mr. DeMarco serves as a Senior Vice President of the Company and President and CEO of SNB; and Mr. Kaiser serves as Senior Vice President. Effective February 1, 2016, each of these NEOs entered into new employment agreements with the Company, which replaced their prior employment agreements. The agreements of Messrs. T. Murphy and Goodemote are each for a three-year term and the agreements of Messrs. DeMarco and Kaiser are each for a two-year term. At the beginning of each calendar year, the Board is required under these agreements to consider and vote upon a proposal to replace each of the agreements with new, comparable agreements having similar terms, conditions and benefits.

Under each agreement, the NEO is guaranteed his current base annual salary and certain other benefits for the duration of the agreement. Also under each agreement, the NEO is entitled to participate in certain other benefit plans, including medical, dental and life insurance plans; is eligible (although not entitled to receive) cash awards under the short-term annual incentive bonus plan and equity-based awards under the long-term incentive plan; and is also eligible to participate in various retirement and supplemental retirement plans. In the event the NEO is terminated other than for cause or terminates his own employment for good reason, the NEO will receive a lump-sum payment equal to the greater of (i) the dollar amount of base salary payable during the remaining term of the agreement or (ii) one year’s base salary.

Additionally, under the agreements, if during the term of the agreement there is a change of control of the Company and, within 12 months after such change of control, either (i) the Company terminates the employment of the NEO other than for cause or (ii) such NEO terminates his own employment with the Company for good reason, the NEO will be entitled to receive an aggregate dollar amount, payable in installments over a two-year period following the date of his termination (or in a lump sum, in the event of unforeseeable emergency), equal to a multiple of 2.99 or two times his average annual taxable compensation for the five years preceding the change of control, subject to downward adjustment to reflect the value of any other “change of control” payments or benefits he might receive following such change of control. In the cases of Messrs. T. Murphy and Goodemote, the multiple is 2.99 times such five-year average annual taxable compensation, and in the case of Messrs. DeMarco and Kaiser, two times such five-year average, subject, in each case, to downward adjustment to reflect the value of any other “change-of-control” payment or benefits the NEO might receive under other compensatory arrangements then in effect. In such circumstances, the NEO shall be entitled to receive medical, dental and life insurance coverage that is generally equivalent to the coverage then held by him on the date of his termination, subject to employee cost-sharing, for a period of two years following such date. Under each agreement, the NEO will not receive any payment following a change of control to the extent such payment constitutes an “excess parachute payment” under the Internal Revenue Code.

Each of the employment agreements for Messrs. T. Murphy, Goodemote, DeMarco and Kaiser contain non-compete and non-solicitation provisions. For a period of two years following the termination of the NEO’s employment, for any reason, he is generally precluded from being employed by, an owner of, or adviser to any bank or insured financial institution located in any New York county in which the Company or its subsidiaries provide financial services, maintain a branch or office or have acted to establish a branch or office. Under the non-solicitation provision, for a period of two years following the NEO’s termination of employment for any reason, he is generally precluded from soliciting customers or clients of the Company or its subsidiaries on behalf of any other financial institution that provides financial services. The NEO is also precluded from employing or soliciting employees of the Company or its subsidiaries on behalf of another corporation or entity. The agreements also contain confidentiality and non-disparagement covenants in favor of the Company.

Potential Payments Upon Termination or Change of Control:

Ü Termination for Cause
In the event of a termination of any NEO for cause, the NEO in question would not receive any cash severance payment or enhanced retirement benefits beyond the benefits described in the “Pension Benefits Table” within the Executive Compensation section. Eligibility for regular Company severance or retirement payments is determined in a manner consistent with all employees of the Company under applicable Company plans and policies.

Ü Termination by the Company Other Than for Cause
If there is a termination of any of the NEOs by the Company other than for cause, the NEO is entitled under his current employment agreement with the Company to receive a lump-sum payment in an amount equal to the greater of (i) his base salary payable during the remaining term of the agreement or (ii) one year’s base salary. The table later in this section shows the estimated payout for Messrs. T. Murphy, Goodemote, DeMarco and Kaiser, had they been terminated by the Company other than for cause as of December 31, 2015. The Company does not have a formal written severance plan or policy that generally covers employees or executives who are terminated by the Company other than for cause; therefore, none of the NEOs would be entitled to any additional severance payments under any such policy or plan if terminated by the Company other than for cause. However, the Company does have a SERP, in which Executive Officers such as NEOs are eligible to participate, if so determined by the Compensation Committee. To date, Messrs. T. Murphy, Goodemote and DeMarco have been selected by the Compensation Committee to participate in the “make-up” benefits feature of the SERP, and none of the current NEOs have been selected to participate in the additional special benefits feature. For further information concerning the SERP, see the discussion accompanying the “Pension Benefits Table” in the Executive Compensation section. In the past, the Company has, from time to time at the discretion of the Board or its Compensation Committee, awarded severance payments to NEOs in differing amounts, determined on a case-by-case basis, even in cases where such payments were not required under the SERP or under the terms of any employment agreement between the Company and such officer. Except as discussed above, any termination by the Company of an NEO other than for cause would not generally result in enhanced retirement benefits beyond the benefits described in the “Pension Benefits Table” in the Executive Compensation section. (The foregoing discussion assumes that the hypothetical termination of an NEO by the Company other than for cause is not preceded by a change of control. Any such termination following a change of control may result in a greater payment to the NEO, as discussed later in this section.)

Ü Termination for Good Reason
Each of the current NEO employment agreements provides for payments to the NEO if he were to voluntarily terminate his employment for “good reason.” Good reason is defined as a (i) failure by the Company to offer the NEO an annual replacement agreement on terms, conditions and benefits comparable to his existing employment agreement; (ii) material diminution in his title, authority, duties or responsibilities; (iii) required relocation of the NEO more than 100 miles from his existing base location of employment; or (iv) material breach by the Company of the NEO’s employment agreement. Under each NEO’s agreement, the amount due to the NEO if he were to terminate his employment for good reason during the term of the agreement, is a lump-sum payment equal to the greater of the amount of (i) his base salary payable during the remaining term of the agreement or (ii) one year’s base salary. For a discussion of the impact of a voluntary termination by an NEO of his own employment on any retirement benefits due him under the Company’s qualified retirement plan or under the Company’s nonqualified SERP or any payments under any other severance plan or policy, see the discussion in the preceding section, “Termination by the Company Other Than for Cause.” (The foregoing discussion assumes that the hypothetical termination of the NEO by the

Company other than for cause is not preceded by a change of control. Any such termination following a change of control may result in a greater payment to the NEO, as discussed later in this section.)

Ü Termination in Connection with a Change of Control
Under the employment agreements with each of the NEOs, certain payments are to be made by the Company to each NEO if, following a change of control of the Company, his employment is terminated without cause or he voluntarily terminates his employment for good reason. For the NEOs, the amounts that would have been payable to each had his employment been terminated as of December 31, 2015, by the Company or by such officer himself for good reason following a change of control are identified in tables later in this section. In addition, all of the outstanding stock options granted to these NEOs, to the extent not fully vested, would under the terms of such options vest immediately upon a change of control, regardless of whether the employment of such person is terminated or terminates on or after such change of control. Other than the foregoing, termination of any of the NEOs following a change of control would generally not result in enhanced retirement benefits beyond the benefits described in the “Pension Benefits Table” in the Executive Compensation section. Eligibility for other payments would be determined in a manner consistent with all Company employees under applicable plans and policies.

A “change of control” of the Company is defined in the employment agreements with NEOs as follows: (i) the acquisition by one person, or more than one person acting as a group, of ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company; (ii) the acquisition by one person, or more than one person acting as a group, of ownership of stock of the Company that, together with stock of the Company acquired during the 12-month period ending on the date of the most recent acquisition by such person or group, constitutes 30% or more of the total voting power of the stock of the Company; (iii) a majority of the members of the Board are replaced during any
12-month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election; or (iv) one person, or more than one person acting as a group, acquires, or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or group, assets from the Company that have a total gross fair market value, determined without regard to any liabilities associated with such assets, equal to or more than 40% of the total gross fair market value of all of the assets of the Company immediately before such acquisition(s).

Ü Voluntary Termination or Early Retirement
The early retirement or voluntary termination of employment by any NEO (other than a voluntary termination of employment by the NEO for “good reason,” which is discussed separately above) would generally not result in any enhanced retirement benefits beyond the benefits described in “Pension Benefits Table” in the Executive Compensation section. To the extent that any NEO may hold unvested stock options as of the date of his self-termination or early retirement, the Board might choose to accelerate the vesting of such options as of the date of such termination or early retirement. Eligibility for regular Company severance or retirement payments by an NEO is determined in a manner consistent with all Company employees under applicable plans and policies. Participation in either the “makeup” benefit feature or the special additional benefit feature of the SERP, including in the event of early retirement, is limited to select Executive Officers, as determined from time to time by the Compensation Committee acting in its sole discretion. Messrs. T. Murphy, Goodemote and DeMarco are currently eligible for SERP payments upon their termination of employment or early retirement.

Ü Death or Disability
In the event of death or disability, the NEO would generally not receive any cash severance payment or enhanced retirement benefits beyond those described in “Pension Benefits Table” within the Executive Compensation section. Eligibility for regular Company severance or retirement payments is determined in a manner consistent with all employees of the Company under applicable plans and policies. However, under our standard stock option award agreements applicable to all option recipients, including NEOs, upon the death or permanent disability of a recipient who holds unvested stock option awards, any such awards will be subject to accelerated vesting as of such date.

Potential Payments Table:

The table below shows the estimated potential payments and benefits to each of the NEOs upon various "termination of employment" scenarios, assuming, in each case, that the NEO’s employment terminated as of December 31, 2015; the value of the Company’s common stock was $27.17, the closing price of our common stock on that day; and in the case of a post change-in-control termination, the triggering change-in-control event occurred in 2015.

Name and Principal Position	Type of Payment	Involuntary Termination Without Cause or Voluntary Termination with Good Reason	Change of Control (e)	Retirement	Death or Disability
Thomas J. Murphy President and CEO	Cash Compensation (a)	$666,667	$969,991	—	—
	Stock Options (b)	—	$53,054	—	$53,054
	SERP – Pension & ESOP (c)	$69,348	$69,348	$69,348	$69,348
	Health and Welfare Benefits (d)	—	$21,034	—	—
	Total	$736,015	$1,113,427	$69,348	$122,402
Terry R. Goodemote Executive Vice President, Treasurer and CFO	Cash Compensation (a)	$489,583	$795,436	—	—
	Stock Options (b)	—	$26,527	—	$26,527
	SERP – Pension & ESOP (c)	$17,748	$17,748	$17,748	$17,748
	Health and Welfare Benefits (d)	—	$28,596	—	—
	Total	$507,331	$868,307	$17,748	$44,275
David S. DeMarco Senior Vice President	Cash Compensation (a)	$262,167	$526,176	—	—
	Stock Options (b)	—	$25,029	—	$25,029
	SERP – Pension & ESOP (c)	$9,034	$9,034	$9,034	$9,034
	Health and Welfare Benefits (d)	—	$27,568	—	—
	Total	$271,201	$587,807	$9,034	$34,063
David D. Kaiser Senior Vice President	Cash Compensation (a)	$216,667	$405,734	—	—
	Stock Options (b)	—	$13,265	—	13,265
	SERP – Pension & ESOP (c)	—	—	—	—
	Health and Welfare Benefits (d)	—	$28,596	—	—
	Total	$216,667	$447,595	—	13,265

(a)
Messrs. T. Murphy, Goodemote, DeMarco and Kaiser will each receive a lump-sum payment equal to the greater of the amount of (i) their base salary payable during the remaining term of the agreement in effect on December 31, 2015 or (ii) one year’s base salary.

(b)	Reflects accelerated vesting of stock options.

(c)
Represents $50,511 for benefits under the SERP pension plan and $18,837 for SERP ESOP account value for Mr. T. Murphy; $13,547 for benefits under the SERP pension plan and $4,201 for SERP ESOP account value for Mr. Goodemote; and $5,762 for benefits under the SERP pension plan and $3,272 for SERP ESOP account value for Mr. DeMarco. SERP pension plan benefits are payable in the form of an annuity and SERP ESOP account values are payable in a lump sum.

(d)
Represents the projected cost for 24 months of medical and dental insurance coverage under the Company’s fully insured medical and self-insured dental plans, assuming continued cost-sharing by the NEO, plus continued premium payments for 24 months of term life insurance and split-dollar insurance policies.

(e)
Assuming a termination of an NEO's employment by the Company without cause or by the NEO for good reason within 12 months following a change of control, Messrs. T. Murphy, Goodemote, DeMarco and Kaiser will each receive an amount payable in installments or, in the event of unforeseeable emergency, in a lump-sum equal to, for Messrs. T. Murphy and Goodemote, 2.99 times their average annual taxable compensation for the five years preceding the event, and in the case of Messrs. DeMarco and Kaiser, two times such five-year average, adjusted downward in each case to reflect any other change-of-control payment or benefits they might receive under other compensatory arrangements then in effect, such as the value they might receive from accelerated vesting of stock options. For Mr. T. Murphy, the lump-sum amount $1,023,045 is adjusted downward by $53,054 as a result of accelerated vesting of stock options. For Mr. Goodemote, the lump-sum amount $821,963 is adjusted downward by $26,527 as a result of accelerated vesting of stock options. For Mr. DeMarco, the lump-sum amount $551,205 is adjusted downward by $25,029 as a result of accelerated vesting of stock options. For Mr. Kaiser, the lump-sum amount $418,999 is adjusted downward by $13,265 as a result of accelerated vesting of stock options. Their agreements further provide that under no circumstances will Messrs. T. Murphy, Goodemote, DeMarco and Kaiser receive any payments under the employment agreement if such payments would constitute an “excess parachute payment” under the tax laws.

Section 16(a) Beneficial Ownership Reporting

The Company’s Executive Officers and Directors, as well as any 10% shareholders of the Company, are required by Section 16(a) of the Securities Exchange Act of 1934 to file reports with the SEC regarding their ownership of our stock, including changes in their stock ownership. The Company has received and reviewed copies of these reports filed by the Company’s Directors and Executive Officers during 2015, along with written statements received from the Directors and Executive Officers stating they were not required to file any additional reports. Based solely on our review of these 2015 reports and statements, all but one of the Section 16(a) reports required to be filed by our Directors and Executive Officers during 2015 were timely filed. Mr. Goodemote filed one late report, disclosing six transactions.

Additional Voting Information

Frequently Asked Questions:

Ü Who is entitled to vote?
The Company has one class of stock outstanding, common stock, $1 par value per share. At the close of business on our record date of March 7, 2016, there were 13,000,580 shares outstanding. The holders of these shares are our shareholders of record and will be entitled to vote at the Annual Meeting or any adjournment or postponement thereof. Each of these shareholders will receive notice of the Annual Meeting and instructions on how to vote their shares. Each share outstanding on the record date is entitled to one vote. Shares held in treasury by the Company are not eligible to vote and do not count toward a quorum.

Ü What are “broker non-votes” and how are they voted at the Annual Meeting?
Shares of our common stock can be held in (i) certificate form; (ii) by “book entry” at our transfer agent, American Stock Transfer & Trust Company, LLC; or (iii) in “street name” at a broker. When shares owned by you are held in street name, the broker will solicit your vote and provide us with the results of the vote for all of the Company shares it holds in your account. On “routine” matters, if you as the owner of the shares do not provide the broker with voting instructions, the broker has the right to vote these shares in its own discretion. However, a broker is not allowed to exercise its discretion on voting shares held in street name on any “non-routine” matter. On such matters, these shares may only be voted by the broker in accordance with express voting instructions received by it from you, the owner of the shares. The votes attached to such shares, that is, shares that may not be voted by a broker except in accordance with the owner’s voting instructions, are referred to as “broker non-votes.”

This year, the only matter that will be considered a routine matter is Item 2, the ratification of the Company’s independent registered public accounting firm. Item 1, the election of Directors, is a non-routine matter; therefore, shares held by a broker in street name cannot be voted on by the broker at his or her discretion for that item. If your shares are held at a broker, the Company urges you to provide voting instructions to your broker so that your vote may be counted.

Ü How are Dividend Reinvestment Plan and other plan shares voted?
Shares owned by you in the Arrow Financial Corporation Automatic Dividend Reinvestment Plan (“DRIP”) on our record date will be combined with all other shares owned by you directly on that date and presented to you with voting instructions. Shares owned by Company employees, Directors and other participants in the Company’s 2011 Employee Stock Purchase Plan on the March 7, 2016, record date will be presented to the participants for voting on a separate voting form and will be voted in accordance with their instructions.

Shares owned by Company employees in the ESOP on the March 7, 2016, record date on a fully vested basis will be voted by the ESOP Trustee on behalf of such employees in accordance with any voting instructions received from the employees. Participants will receive a separate voting form from the ESOP’s plan administrator for this purpose. If a participant does not provide the Trustee with voting instructions for his or her ESOP shares, the Trustee will vote the participant’s shares in accordance with the “mirror voting” provisions of the ESOP. Under the “mirror voting” provisions, all such shares will be voted in a pro rata manner calculated to reflect most accurately the instructions received from those account holders who did provide voting instructions to the Trustee.

Ü What constitutes a quorum at the meeting?
There will be a quorum at the Annual Meeting if one-third of the total number of outstanding shares of our common stock are present, either in person or represented by proxy. Consistent with applicable state law and our Certificate of Incorporation and By-Laws, the Company will treat all shares present in person or represented by proxy at the Annual Meeting, including so-called “broker non-votes”, as shares present or represented by proxy for purposes of determining the meeting quorum. Shares held in treasury by the Company are not deemed outstanding and thus are ignored for purposes of calculating the quorum.

Ü How many votes are required for approval of Item 1?
The first item on the agenda is the election of four Class C Directors. The affirmative vote of the holders of a plurality of the shares of common stock present in person or represented by proxy at the Annual Meeting and eligible to vote on such matter is required for the election of each Director. A “plurality” means receiving a higher number of votes for such position than any other candidate, up to the maximum number of Directors to be chosen at the Annual Meeting. Because, at this year’s meeting, there are only as many nominees (four) as there are Directors to be elected (four), a Director nominee is assured of being elected if he or she receives any “For” votes, regardless of how many negative votes (“Withhold Authority”) are cast for that Director. Broker non-votes are ineligible to vote on Item 1.

The Company’s Majority Voting Policy states that if an election of Directors is uncontested, as is the case this year, and a nominee’s negative votes (“Withhold Authority”) exceed 50% of the total number of shares outstanding and entitled to vote at the Annual Meeting with respect to the election of Directors, that Director must tender his or her resignation to the Company following the meeting. The Governance Committee of the Board is then required to evaluate the tendered resignation and make a recommendation to the full Board on appropriate action, which may or may not include the acceptance of such resignation. In determining the appropriate action to be taken by the Company, the Board will take into account the best interests of the Company and its shareholders.

Ü What is the impact of a vote to “Withhold Authority” on Item 1?
In one respect, a proxy or ballot marked “Withhold Authority” will be the equivalent of an abstention from voting on Item 1. As discussed in the preceding section, because there are only as many nominees for Director as there are Directors to be elected, if each of the nominees receives any votes in favor of their election, each will be elected and a ballot marked “Withhold Authority,” like an abstention from voting, will not affect the outcome of this election. However, a ballot marked “Withhold Authority,” (which is a negative vote), unlike an abstention from voting, may nevertheless have a negative impact under our Majority Voting Policy because a “Withhold Authority” vote, unlike a shareholder’s abstention from voting, will be treated as a negative vote under the Company’s Majority Voting Policy and thus will make it somewhat more likely that the nominee will be required to submit his or her resignation under that policy, even though such person may in fact have been elected. (See the description of the Majority Voting Policy in the preceding paragraph.)

Ü How many votes are required for approval of Item 2?
The second item on the agenda is ratification of our independent registered public accounting firm, KPMG LLP. The affirmative vote of a majority of the shares of common stock present in person or represented by proxy at the Annual Meeting and voting on this proposal is required for ratification. Broker non-votes will be eligible to vote on Item 2.

Ü What is the impact of a vote to “Abstain” on Item 2?
In order for Item 2 to be ratified by the shareholders, it must receive the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and voting on the proposal. A proxy or ballot marked “Abstain” on Item 2 will not have the same effect as a vote “Against” such item. A proxy or ballot marked “Against” on Item 2 is an actual vote (and counts in the total number of votes on the item) whereas a vote to “Abstain” on Item 2 is not an actual vote (and does not get counted in the total votes on the item). Therefore, a vote “Against” Item 2 makes it more difficult to achieve shareholder approval or ratification than a vote to “Abstain.”

Ü How do I submit my proxy?
Shareholders of record as of the close of business on March 7, 2016, will be entitled to vote at the Annual Meeting, or any adjournment or postponement thereof. You can ensure that your shares are voted properly at the Annual Meeting by submitting your proxy by telephone, online or by completing, signing and dating the proxy card that will be provided to you upon request. Shareholders of record should receive a notice with voting instructions and the ability to request Proxy Materials, except those shareholders who have previously requested printed or electronic copies of our Proxy Materials will receive a printed or electronic copy of the proxy card, as applicable. If your shares are held by a broker or bank, you must follow the voting instructions on the form you receive from your broker or bank.

Ü May I revoke my proxy?
A proxy may be revoked at any time prior to the Annual Meeting by submitting a later vote of your shares either by Internet or by telephone prior to the Annual Meeting or by attending and voting your shares in person at the Annual Meeting. You may also revoke your proxy by delivering a written notice of revocation of proxy prior to the Annual Meeting to: Corporate Secretary, Arrow Financial Corporation, 250 Glen Street, Glens Falls, New York 12801.

Ü How are proxies being solicited?
Proxies are being solicited electronically, by telephone and by mail. Proxies may also be solicited without additional compensation by our Directors, Officers and other employees personally, by telephone or other means. The Company will bear all costs of proxy solicitation. If the Company utilizes the services of other financial institutions, brokerage houses, custodians, nominees or fiduciaries to solicit proxies, the Company will reimburse them for their out-of-pocket expenses.

Householding of Notices to Shareholders:

In some instances, only one copy of the Notice of Internet Availability of Proxy Materials concerning this Proxy Statement is being delivered for shareholder accounts that contain the same primary Social Security number, unless the Company has received instructions from one or more of the shareholders to continue to deliver multiple copies. The Company will deliver a copy of the Notice of Internet Availability of Proxy Materials to any shareholder upon request by email to corporatesecretary@arrowbank.com or in writing to: Householding of Notice, c/o Corporate Secretary, Arrow Financial Corporation, 250 Glen Street, Glens Falls, New York 12801.

Additional Matters for Consideration at the Annual Meeting:

Please note the deadline for submission of proposals by shareholders for consideration at the Annual Meeting has passed. This applies to proposals that shareholders might wish to include in the Company’s Proxy Statement for the Annual Meeting (this Proxy Statement), proposals that shareholders might wish to include in their own Proxy Materials, which they would prepare, file with the SEC and disseminate to shareholders, or proposals that shareholders might wish to submit directly to a shareholder vote, in person, at the Annual Meeting. Therefore, no additional matters may be proposed by any shareholder for submission, or submitted, to a vote of the shareholders generally at the Annual Meeting, other than procedural issues such as adjournment, postponement or continuation. On such procedural issues, all shares represented at the Annual Meeting by proxy may be voted at the discretion of the attorneys-in-fact named in the proxies, to the extent permitted by law.

Proxy Cards Returned Without Specific Voting Instructions:

If you return a proxy card without specific voting instructions for any or all items, your shares will be voted on Item 1 “For” each of the Board’s four Class C nominees, on Item 2 “For” ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2016, and on any other procedural matter properly submitted for shareholder consideration, in such manner as the shareholders’ attorneys-in-fact may determine, in their discretion, to be appropriate and in the best interests of shareholders generally.

Additional Shareholder Information

Shareholder Submissions of Director Nominees for the 2017 Annual Meeting:

Any shareholder submission of a candidate for the Board to consider as one of its nominees for Director at the 2017 Annual Meeting of Shareholders must be in writing and contain certain information about the candidate and comply with certain procedures, which are described in detail in the Company’s By-Laws. All candidates who are properly submitted by shareholders will first be considered by the Governance Committee of the Board at the time of its normal Director nomination review, and if the Governance Committee recommends such candidate, he or she will subsequently be considered by the full Board. Such submissions must be in writing and addressed to: Board of Director Candidates, c/o Corporate Secretary, Arrow Financial Corporation, 250 Glen Street, Glens Falls, New York 12801.

A shareholder may act directly to nominate his or her own Director candidates at our 2017 Annual Meeting of Shareholders by following the procedures set forth in the subsection below titled “Shareholder Proposals for Presentation at the 2017 Annual Meeting.” Such direct nominations by shareholders not involving the Board’s nomination are subject to the deadlines and procedures described and set forth in our By-Laws and applicable rules of the SEC, including minimum advance notice to the Board.

Annual Meeting Shareholder Proposal Process:

Ü Shareholder Proposals for Inclusion in the 2017 Proxy Statement
To be considered for inclusion in our 2017 Proxy Statement next year, shareholder proposals must be submitted in accordance with SEC’s Rule 14a-8 and must be received by our Corporate Secretary, Arrow Financial Corporation, 250 Glen Street, Glens Falls, New York 12801, no later than November 25, 2016. Additionally, our Company By-Laws require the name and address of record of the proposing shareholder, appropriate information regarding the matter sought to be presented or person to be nominated, as well as the number of shares of our common stock that are owned by the proposing shareholder.

Ü Shareholder Proposals for Presentation at the 2017 Annual Meeting
If a shareholder wishes to have a proposal presented at our 2017 Annual Meeting but not included in the Company’s 2017 Proxy Statement, including a nomination for the Board of Directors, the shareholder must satisfy the requirements established under our Company By-Laws. The shareholder must give notice to the Corporate Secretary of the Company of any such proposal for next year’s Annual Meeting not later than January 4, 2017, and the notice provided by the shareholder must contain information required by our By-Laws including the name and address of record of the proposing shareholder, appropriate information regarding the matter sought to be presented or the proposed nominee, as well as the number of shares of our common stock that are owned by the proposing shareholder.

*******************************
Your Vote is Very Important

*******************************

ARROW Financial Corporation

ARROW FINANCIAL CORPORATION
ATTN: SUZANNA M. BERND
250 GLEN STREET
GLENS FALLS, NY 12801

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E00268-P73135

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ARROW FINANCIAL CORPORATION

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. To elect each of the following four (4) persons as Class C directors for a term of three (3) years, each to serve until his or her successors have been duly elected and qualified:	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Tenée R. Casaccio
02) Gary C. Dake
03) Thomas L. Hoy
04) Colin L. Read

The Board of Directors recommends you vote FOR the following proposal:

	For	Against	Abstain
2. To ratify the appointment of the independent registered public accounting firm KPMG LLP as the Company's independent auditor for the fiscal year ending December 31, 2016.	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

Please indicate if you plan to attend this meeting. ☐ Yes ☐ No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

E00269-P73135

ARROW FINANCIAL CORPORATION

ANNUAL MEETING OF SHAREHOLDERS

MAY 4, 2016, 9:00 AM EDT

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned shareholder(s) of Arrow Financial Corporation, a New York corporation (the "Company"), hereby appoint(s) Peter Lareau and Ray O'Conor, and each of them acting individually, with full power to act alone, the attorneys-in-fact of the undersigned, with full power of substitution, to vote all the shares of Common Stock of the Company which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held at the Charles R. Wood Theater, 207 Glen Street, Glens Falls, New York 12801, at 9:00 a.m. EDT on Wednesday, May 4, 2016, and at any adjournment or postponement thereof, with all powers the undersigned would possess if personally present.

The undersigned directs that this proxy be voted as specified on the reverse side. **If no direction is made for a proposal, the proxy will be voted: (a) "FOR" all the Company's director nominees in Item 1 and (b) "FOR" Proposal 2, as applicable.** This proxy may also be voted, in the discretion of the attorneys-in-fact, on any matter that may properly come before the meeting or any adjournments or postponements thereto. The undersigned hereby revokes any proxies heretofore given to vote upon or act with respect to such stock.

Address Changes/Comments: ____

____

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side